EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

dated as of November 24, 2020

by and among

UPPER90 CAPITAL MANAGEMENT, LP

as Agent,

the financial institutions from time to time party hereto as Lenders,

RALLY HOLDINGS LLC, a Delaware limited liability company,

as Borrower and RSE MARKETS, INC., a Delaware corporation (d/b/a Rally Rd.) as Holdings and a Guarantor

TABLE OF CONTENTS

1.Definitions1

1.2Terms Generally19

1.3Accounting Terms; GAAP; UCC; Currency20

1.4Pro Forma Calculations21

1.5Times of Day21

1.6Timing of Payment or Performance21

1.7Divisions22

2.Loan.22

2.1Conversion of Existing U90 Note22

2.2Term Loans (Multi-Draw)22

2.3Incremental Facilities.22

2.4Borrowing Requests24

2.5Evidence of Loans.25

3.Credit Terms.25

3.1Repayment of Principal25

3.2Interest.25

3.3Prepayments.26

3.4Payments27

3.5Application of Payments27

3.6Taxes28

3.7Defaulting Lenders.31

4.The Closing; Conditions to Closing.32

4.1Closing32

4.2Conditions to Subsequent Credit Extensions35

5.Representations and Warranties37

5.1Existence and Rights37

5.2Agreement Authorized37

5.3Capitalization; Investments.37

5.4Solvency38

5.5Litigation38

5.6Financial Statements.38

5.7Holdings’ Assets and Liabilities; Borrower’s Conduct of Business38

5.8Contracts39

i

5.9Employee Benefit Plans39

5.10Compliance with Laws, Instruments, Etc39

5.11Eligible Inventory; Inventory Generally39

5.12Brokers40

5.13Taxes40

5.14Insurance40

5.15Related Transactions40

5.16Disclosure40

5.17Investment Companies40

5.18Sanctions; Anti-Money Laundering Laws40

5.19Regulations U and X; Use of Proceeds40

6.Affirmative Covenants41

6.1Taxes41

6.2Maintain Rights and Facilities41

6.3Insurance; Key Man Insurance41

6.4Financial Reports41

6.5Board Observer Rights43

6.6Compliance with Instruments, Material Contracts, Laws, Etc44

6.7Notices44

6.8Information Rights; Inspection44

6.9Use of Proceeds45

6.10Joinder of New Loan Parties45

6.11Further Assurances45

6.12Landlord Waivers; Collateral Access Agreements45

6.13Cash Management46

6.14Post-Closing Conditions Subsequent46

7.Negative Covenants46

7.1Redemptions and Distributions46

7.2Operations47

7.3Acquisition or Sale of Business; Merger, Consolidation or Joint Venture; Investments47

7.4Amendments or Changes in Charter or Agreements48

7.5Dealings with Affiliates48

7.6Employee Benefit Plans48

7.7Permitted Indebtedness48

7.8Liens49

7.9Changes in Business; Fiscal Year; Internal Credit and Underwriting Policies.50

7.10Business of Holdings, the Borrower and the Subsidiaries50

7.11Financial Covenants.51

8.Events of Default and Remedies.52

8.1Events of Default52

8.2Acceleration53

8.3[Reserved]53

8.4Remedies Cumulative53

8.5Set Off54

9.Guaranty.54

9.1Guaranty of the Obligations54

9.2Contribution by Guarantors54

9.3Payment by Guarantors55

9.4Liability of Guarantors Absolute55

9.5Waivers by Guarantor57

9.6Guarantors’ Rights of Subrogation, Contribution, Etc58

9.7Subordination of Other Obligations58

9.8Continuing Guaranty59

9.9Authority of Guarantors or Borrower59

9.10Financial Condition of Borrower59

9.11Bankruptcy, Etc.59

9.12Discharge of Guaranty Upon Sale of Guarantor60

9.13[Reserved]60

9.14Maximum Liability60

10.[Reserved]60

11.Agent.60

11.1Appointment and Authority60

11.2Rights as a Lender61

11.3Exculpatory Provisions61

11.4Reliance by Agent62

11.5Delegation of Duties62

11.6Resignation of Agent62

11.7Non-Reliance on Agent and Other Lenders63

11.8Required Lenders’ Consent63

11.9Affected Lenders’ Consent63

12.Transfer of the Loans.63

12.1Successor and Assigns in General63

12.2Conditions64

12.3Further Assurance65

13.Additional Provisions.65

13.1Expenses65

13.2Survival of Representations and Warranties65

13.3Notices.66

13.4No Waiver; Remedies Cumulative; Joint and Several Obligations67

13.5Confidentiality68

13.6Amendments and Waivers69

13.7Divisibility and Replacement of the Note69

13.8Publicity69

13.9Integration69

13.10Severability69

13.11Time of Essence69

13.12Headings; Counterparts69

13.13Governing Law; Waivers; Personal Jurisdiction.70

13.14Indemnification71

APPENDICES

Appendices 1(C)Commitments

Appendices 6.14Post-Closing Conditions Subsequent

Appendices 13.3Lender Addresses

EXHIBITS

Exhibit AForm of Assignment and Assumption

Exhibit BForm of Borrowing Base Certificate

Exhibit CForm of Compliance Certificate

Exhibit DForm of Funding Notice

Exhibit EForm of Note

Exhibit FForm of Upper90 Warrant

Exhibit GForm of Joinder

SCHEDULES

Schedule E-1Eligible Inventory Storage Facilities

Schedule I-1Internal Underwriting Policies

Schedule 5.3Capitalization; Subsidiaries

Schedule 5.5Litigation

Schedule 5.6Historical Financial Statements

Schedule 5.11Inventory Locations

Schedule 5.14Insurance

Schedule 5.15Related Transactions

Schedule 7.7Permitted Indebtedness

Schedule 7.8Permitted Liens

CREDIT AND GUARANTY AGREEMENT

THIS CREDIT AND GUARANTY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) is made and entered into as of November 24, 2020, by and among RALLY HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), RSE MARKETS, INC., a Delaware corporation (d/b/a Rally Rd.) (“Holdings”), as a Guarantor, the financial institutions from time to time party hereto (collectively, the “Lenders”) and UPPER90 CAPITAL MANAGEMENT, LP, a Delaware limited partnership (“U90 Management”), as Agent.

RECITALS

A.Borrower desires to obtain a term loan and certain other financial accommodations from Agent and the Lenders and Agent and the Lenders are willing to make such term loan and other accommodations on the terms and subject to the conditions provided below.

B.Capitalized terms used in this Agreement and not otherwise defined in this Agreement are defined in Section 1.

AGREEMENTS

In consideration of the Recitals and the mutual agreements which follow, the parties agree:

1.Definitions.  For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below:

“Acceptable Third-Party Valuation” means a third-party valuation from a regionally recognized valuation firm reasonably acceptable to the Agent or the Required Lenders, in their Permitted Discretion.

“Account” means an Account (as defined in the UCC).

“Account Debtor” has the meaning ascribed to such term in the UCC.

“Agent” means U90 Management, in its capacity as Agent appointed under Section 11.1 and it successors and permitted assigns in such capacity.

“Affiliate” means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, and (b) any officer or director of such Person.

“Aggregate Payments” is defined in Section 9.2.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Annualized Basis” means, with respect to the calculation of clause (a) of the definition of Interest Coverage Ratio for any applicable measurement period, for each applicable component of the definition thereof, the product of (i) the value of each such component from and after May 1,

AmericasActive:14768808.17

2021 through the last day of such period (the “Post-Closing Period”) divided by the number of calendar days in such Post-Closing Period times (ii) 92.

“Applicable Advance Rate” means, with respect to any item of Eligible Inventory, the amount (expressed as percentage points) equal to the following (or such greater percentage as agreed to by the Agent):

(a)as of any date of determination occurring on or prior to the one-year anniversary of the Closing Date (or such earlier date as is consented to by the Agent or the Required Lenders in their sole discretion) (the “Initial Advance Period”), the Applicable Advance Rate set forth in the table below opposite the applicable Inventory Aging:

Inventory Aging	Applicable Advance Rate
< 90 days	90.0%
90 < Days < 180	75.0%
> 180	0.0%

(b) as of any date of determination occurring after the Initial Advance Period, the Applicable Advance Rate set forth in the table below opposite the applicable Inventory Aging:

Inventory Aging	Applicable Advance Rate
< 90 days	95.0%
90 < Days < 180	75.0%
> 180	0.0%

“Applicable Interest Rate” means, 15.00% per annum.

“Approved Fund” means any existing Lender or Affiliate of an existing Lender.

“Asset Value” means as of any date of determination, with respect to any Collectible, the lower of (i) cost, or (ii) to the extent procured by the Borrower (or, prior to the Restructuring Date, Holdings), the value thereof based on an Acceptable Third-Party Valuation; provided, that, in the event the variance between the “Asset Value” of any Collectible based clauses (i) and (ii) is less than 5%, the “Asset Value” of such Collectible for purposes of this Agreement shall be deemed its “cost.”

“Assignee” is defined in Section 12.2.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and any permitted Assignee (with the consent of any party whose consent is required by Section 12.2), and accepted by Agent, in substantially the form of Exhibit A or any other form reasonably approved by Agent.

“Auditor Selection Date” means the earliest date to occur of (a) the date that Holdings and the Agent (acting reasonably) shall have agreed to an auditor for Borrower and the scope of such audit and (b) the 90th day following the Closing Date.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute, and all regulations from time to time promulgated thereunder.

“Board” is defined in Section 6.4.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing Base” means, as of any date of determination, the sum of:

(i)in respect of each item of Eligible Inventory, the product of (x) the Applicable Advance Rate for such item of Eligible Inventory and (y) the Asset Value of such item of Eligible Inventory, plus

(ii)Unrestricted Cash of Borrower (and, prior to the Restructuring Date, Holdings).

For the avoidance of doubt, the Borrowing Base will be net of (unless otherwise consented to by the Agent or Required Lenders) customer deposits, credits and taxes.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B to this Agreement.

“Business” means the earning of fee revenue through the operations of a collectibles investment marketplace, utilizing Collectibles inventory, and activities incidental thereto.

“Business Day” means a day other than Saturday or Sunday on which banks are open for business in New York, New York.

“Capitalized Lease Obligations” means as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date on a balance sheet prepared in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) deposit

Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Change of Control” means, the failure of:

(a)the Permitted Holders to own, directly or indirectly, at least fifty and one one-hundredths percent (50.01%), on an as-converted to common stock basis, of the voting and economic interests in the issued and outstanding voting securities of Holdings (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units);

(b)Holdings to own, directly, 100% on a fully diluted basis, of the voting and economic interests in the issued and outstanding Stock of Borrower; or

(c)two of George Leimer, Robert Petrozzo and Maximilian Niederste-Ostholt (each, a “Key Man”) shall cease to be involved in the day to day operations and management of the business of Holdings and its Subsidiaries to the same extent as in effect on the Closing Date, and successors reasonably acceptable to the Agent are not appointed on terms reasonably acceptable to the Agent within 60 days of such cessation of involvement.

“Closing” is defined in Section 4.

“Closing Date” is defined in Section 4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the real, personal and mixed property (including Stock) in which Liens are purported to be granted pursuant to the Loan Documents as security for the Obligations.

“Collateral Access Agreements” is defined in Section 6.12.

“Collectibles” means cars, memorabilia, luxury collectibles, watches, art, rare wine and spirits, rare books and intangible cash producing assets including, but not limited to, domain names, music and media right and contract royalties, or to the extent consented to by the Agent in its Permitted Discretion, such other similar collectible items with similar efficiency, resale value and maintenance intervals owned by Borrower (and, prior to the Restructuring Date, Holdings) or a subsidiary, together with, in each case, any and all non-severable appliances, parts, instruments, accessors, furnishings, other equipment, accessions, additions, improvements, substitutions and replacements from time to time in or to such cars, memorabilia, luxury collectibles, watches, rare books and other applicable collectibles.

“Commitment” means the Term Loan Commitment or any Incremental Term Loan Commitment.

“Completed Securities Offerings” means a securities offering in respect of Borrower’s (or, prior to the Restructuring Date, Holdings’) Collectibles or collectibles assets whose title is held by, or for the benefit of, a separate series of interests of Borrower (or, prior to the Restructuring Date, Holdings) and its direct and indirect subsidiaries that has closed in accordance with the terms of the applicable offering documents.

“Compliance Certificate” is defined in Section 6.4(d).

“Confidential Information” is defined in Section 13.5.

“Consolidated Tax Parent” is defined in Section 7.1(iv).

“Contributing Guarantors” is defined in Section 9.2

“Control Agreement” means a tri-party deposit account, securities account or commodities account “springing” control agreement by and among the applicable Loan Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to Agent and providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Conversion” is defined in Section 2.1.

“Costs” is defined in Section 13.1.

“Credit Date” means the date of any Loan.

“Dashboard Reports” shall mean, a summary report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management, the Board and its shareholders for the applicable calendar month and for the period from the beginning of the then current fiscal year to the end of such calendar month to which such financial statements relate, and including a management’s discussion and analysis of the financial condition and results of operations of Borrower for the applicable Fiscal Month.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Rate” is defined in Section 3.2(b).

“Defaulting Lender” means, subject to Section 3.7(b), any Lender that (i) has failed to (a) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (b) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (ii) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Agent and the Borrower), or (iv) has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any insolvency proceeding, or (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent, that a Lender is a Defaulting Lender under clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.7(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disqualified Stock” means, any Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part within ninety-one (91) days of the latest Maturity Date, (b) is secured by any assets of the Borrower or any of its Subsidiaries, (c) is exchangeable or convertible at the option of the holder into (i) Indebtedness of Holdings or any of its Subsidiaries or (ii) any other Stock that would constitute Disqualified Stock or (d) provides for the mandatory payment of dividends or distributions regardless of whether or not the board of directors, advisory board or similar governing body has declared any dividends.

“Dollar” and the sign “$” mean lawful money of the United States of America.

“Early Amortization Event” means, Holdings and its Subsidiaries having an Interest Coverage Ratio, as of the last day of any fiscal month occurring after the expiration of the Ramp-Up Period, of less than or equal to the greatest of (as applicable):

(a)in the case of any such date occurring after the end of the Ramp-Up Period, 0.75:1:00;

(b)in the case of any such date occurring after the earlier of (i) the date that the aggregate Term Loans Advanced on and after the Closing Date (including pursuant to the Conversion) equals or exceeds $7,500,000 and (y) the twelve-month anniversary of the Closing Date, 1.75:1.00; and

(c)in the case of any such date occurring after the earlier of (i) the date that the aggregate Term Loans Advanced on and after the Closing Date (including pursuant to the Conversion) equals or exceeds $10,000,000 and (y) the eighteen-month anniversary of the Closing Date, 2.00:1.00.

“Eligible Inventory” means, Inventory of the Borrower (and, prior to the Restructuring Date, Holdings) constituting a Collectible, that complies with each of the representations and warranties respecting Eligible Inventory made in this Agreement, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below.  In determining the amount to be so included, Inventory shall be valued at the Asset Value and shall be calculated, net of withholding or similar taxes.  Unless otherwise consented to by the Agent or the Required Lenders, an item of Inventory shall not be included in Eligible Inventory if:

(a)the Inventory does not constitute a Collectible;

(b)Borrower (or, prior to the Restructuring Date, Holdings) does not have good, valid, and marketable title (or ownership in the case of non-titled Eligible Inventory) thereto or does not obtain such title or ownership, as applicable, within thirty (30) days following the relevant date of inclusion as Eligible Inventory;

(c)Borrower (or, prior to the Restructuring Date, Holdings) does not have actual and exclusive possession thereof (either directly or through a bailee, warehouseman or other agent of the Borrower, or, prior to the Restructuring Date, Holdings, party to a Collateral Access Agreement) unless otherwise contemplated in clause (d) below;

(d)it is not located at one of the locations set forth on Schedule E-1 to this Agreement (as such schedule may be amended from time to time), in transit to one of such locations or is located at a temporary location (not to exceed 30 consecutive days) solely for marketing purposes, as detailed in the applicable Borrowing Base Certificate, and to the extent such location is not owned by the Loan Parties, subject to a Collateral Access Agreement (or in-transit to one of the locations or from one such location to another such location);

(e)it is not subject to a valid and perfected first priority lien of the Lender;

(f)such Inventory is not insured against types of loss, damage, hazards, and risks, and in amounts, reasonably satisfactory to the Agent (and, upon request of the Agent, the Borrower shall provide a copy of the certificate of insurance evidencing adequate insurance coverage);

(g)the Inventory does not satisfy the Borrower’s Internal Underwriting Policies set forth on Exhibit A-2;

(h)solely with respect to any High Value Asset, unless otherwise consented to in writing with respect to such Inventory, the Borrower (or, prior to the Restructuring Date, Holdings) has not obtained an Acceptable Third-Party Valuation therefor;

(i)if such Inventory, as determined by Agent in its Permitted Discretion, is obsolete, slow moving or unmerchantable;

(j)if such Inventory is placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the account debtor may be conditional, or with respect to which the payment terms are “C.O.D.”, cash on delivery or other similar terms; and

(k)if the value of such Inventory would exceed 20% of all Eligible Inventory (based on the value of all other Eligible Inventory prior to giving effect to any eliminations based upon the foregoing concentration limit).

Any request by Borrower for Agent’s or the Required Lender’s inclusion of a High Value Asset in the Borrowing Base shall be accompanied by a full underwriting package delivered to the Agent and the Required Lenders no less than 15 days prior to the proposed inclusion date (and Agent and Required Lenders shall respond within 5 days of the initial request, provided, that the failure to respond shall be deemed non-consent by the Agent).

“ERISA” means the Employee Retirement Income Security Act, as amended.

“ERISA Affiliate” means any Person (including any trade or business, whether or not incorporated) deemed to be a single employer, or under “common control,” with Borrower or any of its subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Existing Obligations” is defined in Section 2.1.

“Existing U90 Notes” means the Amended and Restated Secured Demand Promissory Term Note dated as of May 15, 2020, by Holdings in favor Upper90 Fund, LP, in the original aggregate principal amount of $3,250,000.

“Excluded Account” means (i) any accounts used solely for payroll expenses, trust accounts, employee benefit accounts or tax payments of the Loan Parties and their Subsidiaries, (ii) zero balance accounts, (iii) any deposit account and securities account that does not have a cash or Cash Equivalents balance at any time exceeding $75,000 (or the foreign equivalent thereof) in the aggregate for all such accounts.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party:  (a) Taxes imposed on or measured by net income (however denominated), or that are franchise Taxes or branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office  or, in the case of any Lender, its applicable lending office located in, the jurisdiction (or any political subdivision thereof) imposing such Tax or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 3.6(f), and (d) any withholding Taxes imposed under FATCA.

“Event of Default” is defined in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.

“Fair Share” is defined in Section 9.2.

“Fair Share Contribution Amount” is defined in Section 9.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor versions that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

“Fiscal Year” means the fiscal year of the Borrower.

“Funding Guarantor” is defined in Section 9.2.

“Funding Notice” means a notice substantially in the form of Exhibit D.

“GAAP” means accounting principles generally accepted in the United States consistently applied from period to period, subject in the case of interim financial statements only to year-end adjustments (other than the interim statements for the period ended as of the last day of a Fiscal Year) and footnote disclosures.

“Guaranteed Obligations” is defined in Section 9.1.

“Guarantors” means collectively, (i) Holdings and (iii) if and when any other Person executes a guaranty of the Guaranteed Obligations (on terms reasonably acceptable to Agent), such Person.

“Guaranty” means the guaranty Holdings, and to the extent there are any other Guarantors after the Closing Date, the guaranty of such other Guarantor, if any, as set forth in Section 9.

“High Value Asset” means any Investment, Collectible or other Inventory having a purchase price of greater than $250,000, as determined at the time of acquisition.

“Historical Financial Statements” means as of the Closing Date, (i) the unaudited financial statements of Holdings and its Subsidiaries, for the immediately preceding Fiscal Year, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for (or as at the end of) such Fiscal Year, (ii) the unaudited financial statements of Holdings and its Subsidiaries for the one (1) calendar month period ending January 31, 2020, consisting of a consolidated balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for (or as at the end of) each such period and (iii) an unaudited pro forma balance sheet of Borrower, as of September 30, 2020, giving pro forma effect to the Loans to be advanced on the Closing Date.

“Holdings” is defined in the introductory paragraph of this Agreement.

“Incremental Effective Date” is defined in Section 2.3(a).

“Incremental Facility” means a credit facility established as Incremental Term Loan Commitments and Incremental Term Loans.

“Incremental Facility Request” is defined in Section 2.3(a).

“Incremental Term Loan” is defined in Section 2.3(c).

“Incremental Term Loan Commitment” means the commitment amount of the Incremental Term Loan as agreed between the Borrower and any applicable Lenders in accordance with Section 2.3(a).

“Incremental Term Loan Exposure” means, as of any date of determination, the outstanding principal amount of the Incremental Term Loans owing to a Lender, plus the unfunded amount of any Lender’s Incremental Term Loan Commitment that remains outstanding hereunder.

“Indebtedness” means, with respect to any Person:  (a) all indebtedness for borrowed money (including, without limitation, that constituting all or any part of the deferred purchase price of property or services); (b) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (c) all Capitalized Lease Obligations; (d) all indebtedness secured by any lien or security interest on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person; (e) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person; (f) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the Ordinary Course of Business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations; and (g) any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss)

any of the items described in clauses (a) through (f) hereof.  The amount of Indebtedness of any Person for purposes of clause (d) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith, provided, that notwithstanding the forgoing, Indebtedness shall not be deemed to include (i) earn-out or similar obligations unless the same remain unpaid after the same have become due and payable and (ii) prepaid or deferred revenue arising in the Ordinary Course of Business.

“Indemnified Matters” is defined in Section 13.14.

“Indemnitees” is defined in Section 13.14.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Initial ICR Covenant Test Date” means the last day of the first month ending after the expiration of the Ramp-Up Period.

“Interest Coverage Ratio” means, for any applicable trailing 3 month period, the quotient (expressed as a ratio) obtained by dividing (a) Operating Income for such 3 month consecutive Period, by (b) the Interest Expense paid or payable to in respect of the Indebtedness of Holdings and its Subsidiaries for such 3 month period, provided, that for any trailing 3 month period ending after the Ramp-Up Period and prior to August 1, 2021, clause (a) of this definition shall be calculated on an Annualized Basis.

“Interest Expense” means, for any period, the aggregate of the interest expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Inventory” means all of the Borrower’s and its Subsidiaries’ (and, prior to the Restructuring Date, Holdings) present and hereafter acquired inventory (as defined in the UCC) including all merchandise and inventory in all stages of production (from raw materials through work-in-process to finished goods), and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping of the foregoing, and all Proceeds  (as defined in the UCC) of any of the foregoing.

“Inventory Aging” means, as of any date of determination with respect to any Inventory of Borrower and its Subsidiaries’ (and, prior to the Restructuring Date, Holdings), the number days from the original acquisition date thereof.

“Investment” is defined in Section 7.3.

“IRS” means the Internal Revenue Service.

“Internal Underwriting Policies” means those policies set forth on Schedule I-1 hereto, as such policies may be amended, supplemented or otherwise modified by Borrower in accordance with the terms hereof.

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit G hereto.

“Key Man” is defined in the definition of “Change of Control” set forth in this Section 1.1.

“Lender” means each Person signatory hereto as a “Lender” and each other Person that becomes a “Lender” hereunder pursuant to Section 12, and their respective successors and assigns.

“Liquidity” means, as of any date of determination, with respect to any Person, the aggregate amount of Unrestricted Cash of such Person.

“Liens” is defined in Section 7.8.

“Loan” means the Term Loan and the Incremental Term Loan, to the extent such loans are made pursuant to this Agreement.

“Loan Party” means Borrower and each Guarantor.

“Loan Documents” means this Agreement, the Guaranty, the Notes (if any), the Security and Pledge Agreement, the Upper90 Warrant Investment and all other agreements, documents, instruments and certificates executed by a Loan Party and delivered to, or in favor of, Agent or a Lender in connection with this Agreement or the transactions contemplated hereby, each as amended, restated, supplemented or otherwise modified from time to time.

“Losses” is defined in Section 13.14.

“Make-Whole Premium” means, an amount equal to (i) 0.30 times the Principal Amount being prepaid less (ii) the amount of interest paid from the initial Credit Date therefor to and including the Make-Whole Repayment Date on the Loan amount subject to prepayment (or if greater, $0.00) less (iii) in respect of the Term Loans made pursuant to the Conversion, the amount of interest paid on the Existing U90 Note to and including the Closing Date.

“Make-Whole Repayment Date” means, the date of repayment of the applicable portion of the Principal Amount.

“Material Adverse Effect” means a material adverse effect or a material adverse change on any of (a) the business, operations, properties, assets or financial condition of the Loan Parties (taken as a whole) or (b) the ability of the Loan Parties to perform their obligations under this Agreement or any other Loan Document, or (c) the rights and remedies of Agent or any Lender under this Agreement or any other Loan Document.

“Material Contract” means, with respect to Borrower and its Subsidiaries (and, prior to the Restructuring Date, Holdings), (i) each contract or agreement to which such Person is a party involving aggregate consideration payable to or by such Person of $250,000 or more in any 12-

calendar month period (other than (a) purchase contracts for Collectibles and (b) purchase orders and contracts that do not include requirements for specific sales volumes, in each case entered into in the Ordinary Course of Business of such Person), and (ii) all other contracts or agreements, the termination or suspension of which could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means, with respect to any Term Loan Tranche, the earlier of (i) the two-year anniversary of the Credit Date therefor, and (ii) November 24, 2024 (or such earlier date on which the Loans become due and payable pursuant to Sections 8.2).

“Maximum Incremental Facility Amount” shall have the meaning set forth in Section 2.3(a).

“Maximum Liability” is defined in Section 9.14.

“Monthly Payment Date” is defined in Section 3.2(a).

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, to which contributions are required, or within the preceding five plan years were required, to be made by Borrower or any ERISA Affiliate.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Note” is defined in Section 2.5(c).

“Notice” is defined in Section 13.3.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnification obligations and Indebtedness (including interest and fees accruing during the pendency of any bankruptcy or similar proceeding, regardless of whether allowed or allowable as a claim thereunder) and any and all other liabilities and obligations of Borrower to the Lender or Agent arising under or in connection with the Loan Documents, howsoever created, arising, or evidenced, and howsoever owned or held,  whether now or hereafter existing, whether now due or to become due, direct or indirect, absolute or contingent, and whether several, joint or joint and several, together with any and all renewals, extensions, restatements or replacements thereof.

“Obligee Guarantor” is defined in Section 9.7.

“Observer” is defined in Section 6.4.

“OFAC” means Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Income” means the fee, royalty and other income of all Series Entities arising from the disposition of Eligible Inventory to third parties or a Completed Securities Offering, less all issuance, marketing and other related reserves & expenses of such Series Entities.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Other Connection Taxes” means, in the case of any Secured Party, any Taxes imposed as a result of a present or former connection with such jurisdiction (other than a connection arising solely from such Secured Party having executed, delivered, become a party to, performed its obligations under, received any payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced its rights under this any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation.

“Overadvance” means, as of any date of determination, that the aggregate outstanding principal amount of Loans is greater than the lesser of (x) the Commitment and (y) the Borrowing Base then in effect.

“Paid in Full,” “Pay in Full” or “Payment in Full” means, with respect to any Obligations, the payment in full in cash of all such Obligations (other than the Remaining Obligations), and the termination of all commitments to lend or other obligations of Agent or the Lenders to provide any additional credit or extensions or credit under the Loan Documents.

“Participant” is defined in Section 12.2.

“Participant Register” is defined in Section 12.2(c).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.

“Pension Benefit Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA and either (i) is sponsored, maintained or contributed to by Borrower or any ERISA Affiliate, or (ii) has at any time within the preceding five years been sponsored, maintained or contributed to (or required to be sponsored, maintained or contributed to) by Borrower or any ERISA Affiliate.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a reasonable secured asset-based lender acting in good faith) business judgment.

“Permitted Holders” means all holders of Holdings’ Stock on the Closing Date, and each of their respective Affiliates (including, without limitation, any revocable and non-revocable trusts established by the foregoing for estate planning purposes).

“Permitted Investments” means:

(a)cash and Cash Equivalents;

(b)current investments of such Loan Party and any Subsidiary of such Loan Party, as the case may be, in existing Subsidiaries of such entities, on the Closing Date;

(c)extensions of trade credit in the Ordinary Course of Business;

(d)Investments by any Loan Party in any other Loan Party (other than Holdings), including, in the form of guarantees of Indebtedness permitted under Section 7.7;

(e)Investments consisting of purchases and acquisitions of Collectibles, inventory, supplies, material, equipment, or other similar assets in the Ordinary Course of Business;

(f)Investments received in settlement of debts, claims or disputes owed to Holdings or any Subsidiary that arose out of transactions in the ordinary course of business;

(g)advances, loans or extensions of credit by Holdings or any of its Subsidiaries in compliance with applicable laws to officers, members of the Board, and employees of Holdings or any of its Subsidiaries used to purchase Stock of Holdings; provided, any such advance, loan or extension of credit shall be non-cash (it being understood that this clause (g) shall not be deemed a consent to any Change of Control transaction); and1

(h)other Investments in an aggregate amount not exceed $100,000 at any time outstanding.

“Permitted Liens” is defined in Section 7.8.

“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:

(a)after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);

(b)such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified;

1 Employee loans to be removed from Schedule 5.15.

(c)such extension, refinancing or modification is pursuant to terms that are not less favorable in any material respect to the Agent and Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and

(d)the Indebtedness that is extended, refinanced or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Person” means any natural person, general partnership, limited partnership, corporation, company, trust, limited liability company or other association or entity, or the United States of America or any other nation, state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Prepayment Premium” is defined in Section 3.3(c).

“Properly Contested” means, with respect to any obligation of Borrower, (a) the obligation is subject to a bona fide dispute regarding amount or Borrower’s liability to pay, (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued, which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof, and (c) appropriate reserves have been established in accordance with GAAP.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Pro Rata Share” means, with respect to any Lender, (i) with respect to all payments, computations and other matters relating to the Term Loan, the percentage obtained by dividing (a) the Term Loan Exposure of such Lender by (b) the aggregate Term Loan Exposure of all of the Lenders; and (ii) with respect to all payments, computations and other matters relating to the Incremental Term Loan Commitment or Incremental Term Loans of such Lender, the percentage obtained by dividing (a) the Incremental Term Loan Exposure of such Lender by (b) the aggregate Incremental Term Loan Exposure of all of the Lenders.  For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the Incremental Term Loan Exposure of such Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Incremental Term Loan Exposure of all of the Lenders.

“Ramp-Up Period” means the period commencing on the Closing Date and ending on April 30, 2021.

“Register” is defined in Section 12.1(b).

“Remaining Obligations” means, as of any date of determination, the Obligations that as of such date of determination are Obligations under the Loan Documents that survive termination of the Loan Documents, but as of such date of determination are not due and payable and for which no claims have been made.

“Required Lenders” means, as of any date of determination, one or more Lenders having or holding Term Loan Exposure and/or Incremental Term Loan Exposure representing more than 50% of the sum of (i) the aggregate Term Loan Exposure of all of the Lenders, and (ii) the aggregate Incremental Term Loan Exposure of all of the Lenders, provided, the Term Loan Exposure and Incremental Term Loan Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means, with respect to any Person, such Person’s Chief Executive Officer, President, Chief Financial Officer, Vice President or other authorized representative reasonably acceptable to Agent.

“Restricted Payments” is defined in Section 7.1.

“Restructuring Date” means the earlier of (a) the three-month anniversary of the Closing Date and (b) such date that the Restructuring shall have been consummated.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Party” means Agent and each Lender.

“Security and Pledge Agreement” means that certain Security and Pledge Agreement dated as of the Closing Date, made by each of the Loan Parties in favor of Agent.

“Securities Act” means the Securities Act of 933, and any successor statute.

“Series Entities” means RSE Collection, LLC, a Delaware series limited liability company, RSE Archive, LLC, a Delaware series limited liability company, RSE Innovation, LLC, a Delaware series limited liability company, and Holdings or any other Subsidiary engaging in the disposition of Eligible Inventory to third parties or that has consummated a Completed Securities Offering during the relevant measurement period.

“Solvent” shall mean, with respect to any Person (on a consolidated basis) (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person at the time any existing debts become absolute and matured is not less than the amount that will be required to pay the probable liability of such Person on such existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction for which such Person’s property based on reasonable financial projections would constitute unreasonably small capital.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, limited liability company interests or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” means, with respect to any Person (in the capacity of a “parent”) at any date, any corporation, company, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, company, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent.

“Tangible Net Worth” shall mean, for any Person, such Person’s (a) assets, minus (b) liabilities, minus (d) any intangible assets of such person, including goodwill, trademarks, tradenames, copyrights, patents, patent allocations, licenses and rights in any of the foregoing and other items treated as intangibles, in each case as determined in accordance with GAAP.

“Taxes” is defined in Section 3.6(a).

“Term Loan” means any term loans made by the Lenders to or on behalf of Borrower under Sections 2.1 and 2.2.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make a Term Loan to Borrower on or after the Closing Date in the Dollar amount set forth beside such Lender’s name under the applicable heading on Appendices 1(C) to this Agreement or in the Assignment and Assumption pursuant to which such Lender became a Lender under this Agreement, as the same may be increased (pursuant to Section 2.3), or terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan Commitment Period” means the period commencing on the Closing Date and ending on the two (2) year anniversary thereof.

“Term Loan Exposure” means, as of any date of determination, the outstanding principal amount of the Term Loans owing to a Lender, plus the unfunded amount of any Lender’s Term Loan Commitment that remains outstanding hereunder.

“Term Loan Tranche” means with respect to borrowings of Term Loans generally, each individual Term Loan borrowing made under this Agreement from time to time from and after the Closing Date (provided, that, the Term Loans advanced hereunder pursuant to the Conversion on the Closing Date, shall be deemed one Tranche, and the Credit Date therefor, shall be the Closing Date).

“Test Period” means, as of any date of determination, the fiscal quarter period of the Borrower most recently ended for which financial statements have been delivered to the Agent in accordance with Section 6.4(b).

“Titled Collateral” means all Collateral for which the title to such Collateral is governed by a Certificate of Title (as such term is defined in the UCC) or certificate of ownership, including, without limitation, all motor vehicles (including, without limitation, all trucks, trailers, tractors, service vehicles, automobiles and other mobile equipment) for which the title to such motor vehicles is governed by a Certificate of Title or certificate of ownership.

“Total Loan Commitment” means at any date of determination, the sum of each Lender’s Term Loan Commitments and Incremental Term Loan Commitments.

“UCC” means the Uniform Commercial Code of New York, as in effect from time to time.

“Unrestricted Cash” means, with respect to Holdings or any of its Subsidiaries (or, prior to the Restructuring Date, Holdings), all cash and Cash Equivalents in deposit or securities accounts located in the United States, which (a) does not appear as “restricted” on such Person’s balance sheet, (b) is not contractually required and has not been contractually committed to be used for a specific purpose and (c) is not subject to any Lien in favor of any other Person other than Liens permitted pursuant to Section 7.8(g).

“Upper90 Warrant Investment” shall mean, that certain Warrant for Common Stock of Holdings, issued in favor of Upper90 Fund, LP, substantially in the form of Exhibit F hereto (as amended, amended and restated, supplemented or otherwise modified from time to time).

“Weighted Average Life to Maturity” means, at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of any Incremental Term Loan or existing Loans, as applicable, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of any Incremental Term Loan or existing Loans, as applicable.

“Weighted Average Asset Yield Percentage” means, at any date, the amount (expressed as a percentage) obtained by dividing: (a) the Operating Income realized during the period commencing on the Closing Date and ending on the most recent calendar month during the Ramp-Up Period for which financial statements and reports set forth in Section 6.4(b), (d) and (e) have been delivered to Agent by (b) the aggregate Asset Value of the underlying Collectibles giving rise to the income described in paragraph (a) of this definition.

“Withholding Agent” means the Borrower and the Agent.

1.2Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including”, when used in any Loan Document, shall be deemed to be followed by the phrase “without limitation”.  The word “will”, when used in any Loan Document, shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing pursuant to the terms of this Agreement.  Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to the actual knowledge of a senior officer of any Loan Party.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

1.3Accounting Terms; GAAP; UCC; Currency.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Lenders request an amendment to any provision hereof for such purpose) and such change or application would affect the computation of any financial ratio or financial requirement set forth in the Loan Documents, then (a) Agent, Lenders and the Borrower shall negotiate in good faith to amend this Agreement and the other Loan Documents to preserve the original intent thereof in light of such change in GAAP and (b) regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.   In calculating compliance with any of the financial covenants (and related definitions), any amounts taken into account in making such calculations that were paid, incurred or accrued in violation of any provision of this Agreement shall be added back or deducted, as applicable, in order to determine compliance with such covenants.  References to capitalized terms that are not defined herein, but are defined in the

UCC, shall have the meanings given them in the UCC; provided that terms used herein which are defined in the UCC as in effect in the State of Delaware on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Agent and the Borrower may otherwise agree.

1.4Pro Forma Calculations.

(a)For purposes of calculating the compliance of any transaction with any provision hereof that requires such compliance to be on a “pro forma” basis, such transaction shall be deemed to have occurred as of the first day of the most recent fiscal quarter which precedes or ends on the date of such transaction and for which financial statements and the accompanying compliance certificate are required to be delivered pursuant to Section 6.4(b) and (d).

(b)In connection with the calculation of any ratio or financial covenant hereunder, the Borrowing Base, or any condition precedent to any occurrence or event hereunder, upon giving effect to a transaction on a “Pro Forma Basis”, (i) any disposition outside the ordinary course of business shall be deemed to have occurred as of the first day of the relevant measurement period, and (ii) any Indebtedness incurred, acquired or assumed, or repaid, in connection with such transaction (including the advance of Loans hereunder) (A) shall be deemed to have been incurred, acquired or assumed, or repaid, as the case may be, as of the first day of the relevant measurement period, and (B)  such calculation shall be made without regard to the netting or counting of any cash proceeds of Indebtedness incurred by Borrower in connection with such transaction (but without limiting the pro forma effect of any prepayment of Indebtedness with such cash proceeds). If any provision of this Agreement requires that  Borrower be in pro forma compliance with the financial covenants in order to consummate a transaction or to be in compliance with the terms of this Agreement after the occurrence of an event, and such transaction or event occurs (or is proposed to occur) prior to the date on which the financial covenants are first tested, such provision shall be deemed to require that Borrower be in pro forma compliance with the levels set forth in the financial covenants as for the initial test date.

1.5Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to East Coast time (daylight or standard, as applicable) as in effect in the State of Delaware on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Agent or any Lender, such period shall in any event consist of at least one full day.

1.6Timing of Payment or Performance.  Unless otherwise specified herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall (i) in the case of any scheduled date of payment in respect of any Term Loan, be deemed to be the first Business Day following such scheduled payment date and (ii) except as provided in the preceding clause (i), extend to the immediately succeeding Business Day, and such adjustments of time shall be reflected in computing interest or fees, as the case may be.

1.7Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Stocks at such time.

2.Loan.

2.1Conversion of Existing U90 Note.  The Borrower acknowledges and agrees that, immediately prior to the Closing Date, (a) the outstanding principal amount under the Existing U90 Note, plus (b) the accrued and unpaid interest thereunder is $3,266,250 (the “Existing Note Obligations”).  On the Closing Date, the Existing Note Obligations shall be deemed automatically converted (the “Conversion”) into outstanding term loans hereunder in like amount, without constituting a novation, and shall be deemed to constitute Term Loans for all purposes hereunder and under the other Loan Documents, and the Existing U90 Note shall be deemed refinanced by the Term Loans, and paid in full and of no further force and effect (except for such provisions which by their terms survive any termination of the Existing U90 Note).  Borrower hereby represents, warrants, agrees, covenants and confirms that as of the Closing Date, it has no defense, set off, claim or counterclaim against the Agent, any of the Lenders, or any other Person with respect to the converted Existing Note Obligations.

2.2Term Loans (Multi-Draw).  Subject to the terms and conditions of this Agreement (including, without limitation, Borrower’s satisfaction of the borrowing procedures set forth in Section 2.4 and the conditions precedent set forth in Section 4.1 or Section 4.2, as applicable), on and after the Closing Date and during the Term Loan Commitment Period, each Lender having a Term Loan Commitment, severally (and not jointly) agrees to make (in accordance with its Pro Rata Share) Term Loan advances to Borrower in one or more draws; provided that (a) the aggregate principal amount of all Term Loans made hereunder shall in no event exceed the lesser of (i) the remaining outstanding Term Loan Commitment and (ii) the Borrowing Base then in effect and (b) the Term Loans advanced on the Closing Date (inclusive of the Term Loans advanced pursuant to the Conversion) shall not exceed $7,500,000.  Upon the funding by each Lender of its Term Loan Commitment, the funded portion of its Term Loan Commitment, shall expire and terminate (and reduce on a dollar-for-dollar basis in proportion to the amounts funded thereunder).  Additionally, upon the expiration of the Term Loan Commitment Period, the Term Loan Commitment shall automatically expire, terminate and reduce to zero.  Any Term Loans, once repaid, whether such repayment is voluntary or required, may not be reborrowed.

2.3Incremental Facilities.

(a)Incremental Facility Requests.  Borrower may, by written notice to Agent (each, an “Incremental Facility Request”), request, from time to time, additional term loan commitments (“Incremental Term Loan Commitments”), provided that, the aggregate Incremental Term Loan Commitments extended during the term of this Agreement, shall not exceed $30,000,000 (the “Maximum Incremental Facility Amount”).  No commitment of any prospective Lender shall be effectuated without the consent of such Person.  Such notice shall set forth (A) the principal amount of the Incremental Term Loan Commitments being requested (which shall be in a minimum amount of $250,000 and multiples of $50,000 in excess thereof), (B) the date (an “Incremental Effective Date”) on which such Incremental Term Loan Increase is requested to become effective (which, unless otherwise agreed by Agent, shall be no less than ten (10) Business Days nor more than sixty (60) Business Days after the date of such notice).  Upon delivery of the applicable Incremental Facility Request, the Incremental Term Loan Commitments shall first be offered to the Agent for the purpose of arranging such facilities, with any un-committed amounts thereafter arranged by Borrower (with the consent of Agent, not to be unreasonably withheld or delayed)).  None of Agent or any existing Lender shall have any obligation to agree to provide any Incremental Term Loan Commitments.

(b)Conditions to Effectiveness.  Each Incremental Facility shall become effective as of the applicable Incremental Effective Date; provided.

(i)(A) no Default or Event of Default shall exist on such Incremental Effective Date before or after giving effect to such Incremental Facility and the borrowings thereunder; and (B) both before and after giving effect to such Incremental Facility and the borrowings thereunder, as of such Incremental Effective Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, Material Adverse Effect or dollar amount threshold, which shall be true and correct in all respects) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, Material Adverse Effect or dollar amount threshold, which shall have been true and correct in all respects) on and as of such earlier date; and

(ii)on a pro forma basis after giving effect to such Incremental Facility the borrowings thereunder and application of proceeds thereof, Borrower shall be in compliance with Section 7.11 as of the last day of the most recent calendar month ended for which financials statements have been delivered pursuant to Section 6.4(a) or (b), as demonstrated by a pro forma Compliance Certificate delivered to the Agent on or before the applicable Incremental Effective Date.

(c)Incremental Term Loans.  On the Incremental Effective Date with respect to any Incremental Facility (i) each Incremental Term Loan Lender shall become a Lender hereunder with respect to the Incremental Term Loan Commitment, and shall be obligated to fund any the incremental term loans (“Incremental Term Loans”) requested in accordance with Section 2.4, during the Incremental Term Loan Period, and (ii) the applicable Incremental Term Loan Commitments shall be effected pursuant to one or more joinder agreements, each of which shall be recorded in the Register.  Upon the funding by each Lender of its Incremental Term Loan Commitment, the funded portion thereof shall expire and terminate (and reduce on a dollar-for-dollar basis in proportion to the amounts funded thereunder).  Any Incremental Term Loans, once repaid, whether such repayment is voluntary or required, may not be reborrowed.

(d)Terms - Incremental Term Loans.  The terms of Incremental Term Loans shall be identical to the Term Loans; provided, to the extent mutually agreed by the Borrower and the applicable Lenders holding Incremental Term Loan Commitments, Incremental Term Loans may have terms that are different from the terms of the Term Loans, subject to the following:

(i)all Incremental Term Loans shall rank pari passu in right of payment, and rank pari passu in right of security, with the Term Loans (and Agent may require a pari passu intercreditor agreement to be executed, to the extent reasonably necessary to maintain such debt and lien priorities);

(ii)as of the date of the incurrence thereof, (A) the maturity date applicable to any Incremental Term Loans shall not be earlier than the then-final scheduled maturity date of the Loans with the latest maturity date then in effect, and (B) the Weighted Average Life to Maturity of any Incremental Term Loans shall not be shorter than the Weighted Average Life to Maturity of the Loans then in effect;

(iii)no Incremental Term Loan shall be (A) secured by property other than the collateral securing the Term Loans or (B) be incurred or guaranteed by any Person other than a Loan Party;

(iv)no Incremental Term Loans may be voluntarily or mandatorily prepaid prior to repayment in full of the Term Loan, unless accompanied by at least a ratable payment of the then existing Loans;

(v)except as otherwise expressly set forth in the foregoing clauses (i) through (iv), inclusive, the pricing (including interest, fees and premiums), optional prepayment and redemption terms with respect such Incremental Term Loans shall be determined by the Borrower and the lenders providing such Incremental Term Loans.

(e)Related Amendments.  Each of the parties hereto hereby agrees that upon the effectiveness of any joinder agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the applicable Incremental Term Loan Commitment and the Incremental Term Loans evidenced thereby and the Agent and the Borrower may revise this Agreement and the other Loan Documents to evidence such amendments without the consent of the other Lenders as may be necessary or appropriate, in the reasonable opinion of Agent and the Borrower, to effectuate the provisions of this Section 2.3, and this Section 2.3 shall preempt and supersede any other provision herein to the contrary.

2.4Borrowing Requests.  Whenever Borrower desires that the Lenders make a Loan advance, Borrower shall deliver to the Agent a fully executed Funding Notice no later than 11:00 a.m. (Delaware time)) at least ten (10) Business Days in advance of the applicable Credit Date (or such shorter time as may be acceptable to the Agent in its reasonable discretion) and, promptly upon receipt thereof, the Agent shall notify each Lender with an outstanding commitment, of the proposed borrowing.  A Funding Notice shall be irrevocable on and after the date of receipt thereof by the Agent, and the Borrower shall be bound to make a borrowing in accordance therewith.  Any borrowing shall (i) be in an aggregate principal amount of no less than $250,000, and integral multiples of $50,000 in excess of that amount (or if less, the remaining outstanding Total Loan Commitment), and (ii) in no event exceed the lesser of (A) the remaining outstanding Total Loan Commitment and (B) the Borrowing Base then in effect.  Any Loans advanced hereunder shall be funded ratably by each of the Lenders holding any outstanding Commitments hereunder.  Unless otherwise consented to by the Agent or the Required Lenders, no more than one (1) credit extension may be made in any calendar month period; provided that multiple intra-month funding requests will be accommodated by the Required Lenders on a best-efforts basis.

2.5Evidence of Loans.

(a)Each Lender shall maintain accounts in which it shall record (i) the amount of Loans made by it hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to it hereunder and (iii) the amount of any sum received by it hereunder.

(b)The entries made in the accounts maintained pursuant to this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(c)Any Lender may request that the portion of a Loan made by it be evidenced by a promissory note (a “Note”).  In such event, Borrower shall execute and deliver to such Lender a Note payable to such Lender and its registered assigns, in substantially the form attached as Exhibit E.

3.Credit Terms.

3.1Repayment of Principal.  The principal balance of the Loans are due on the Maturity Date.

3.2Interest.

(a)Base Interest.  Unless an Event of Default has occurred and is continuing (or as may otherwise be agreed with respect to any Incremental Term Loans in accordance with Section 2.3(d)), the outstanding principal amount of the Loan and all other accrued but unpaid Obligations bear interest as set forth in this Section 3.2(a).  Borrower shall pay to the Lender, monthly in arrears, accrued interest in lawful money of the U.S. paid by wire transfer or ACH payment, on the first Business Day of each calendar month (the “Monthly Payment Date”) at a per annum rate equal to the Applicable Interest Rate, provided, that Borrower shall cooperate with Agent to establish an automatic monthly ACH debit which may be initiated by Lender on the Monthly Payment Date (or any past-due date) in the amount of the interest amount then due and owing.  Any accrued interest which for any reason has not theretofore been paid is due and payable in full on the Maturity Date.

(b)Default Interest.  Commencing on the date of, and during the continuance of, an Event of Default, at the election of the Agent and following the written notice to Borrower of the implementation thereof, the then applicable interest rate will be equal to the rate as calculated pursuant to Section 3.2(a) plus two percent (2.00%) (“Default Rate”), until all Events of Default are cured or waived in writing by the Required Lenders in accordance with the terms of this Agreement; provided that such Default Rate shall apply automatically upon an Event of Default pursuant to Sections 8.1(a), (f) or (g).

(c)Calculation of Interest.  All interest rates under this Section 3.2 shall be calculated based on the basis of a 360-day year, and shall be payable for the actual number of days elapsed.  In computing interest on the outstanding Loan, the Credit Date therefor shall be included, and the date of payment of any Loan shall be excluded, provided, if the Loan is repaid on the applicable Credit Date therefor, one day’s interest shall be paid in respect of the Loan.

(d)Saving Clause.  Notwithstanding any other provision contained in this Agreement, this Agreement, any Notes and the other Loan Documents are hereby limited by this Section 3.2(d).  In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid, or agreed to be paid to Agent and/or the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest and fees would otherwise be payable to Agent and/or the Lenders in excess of the maximum amount permissible under applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law.  If, from any circumstance whatsoever, Agent and/or the Lenders shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to such excess interest shall be applied to the reduction of the principal amount of the Loan, in such manner as may be determined by Agent, and not to the payment of fees or interest, and if such excessive interest exceeds the unpaid balance of the principal amount of the Loan, such excess shall be refunded to Borrower.

(e)[Reserved].

3.3Prepayments.

(a)Optional.  Borrower may prepay all of the Loans on any Business Day in whole or in part, in an aggregate minimum amount of $250,000 and integral multiples of $50,000 in excess of that amount (or if less, the remaining outstanding balance), upon prior written notice, given to the Agent by 12:00 noon (Delaware time) not later than the date that is ten (10) days prior to the date of such prepayment (or such shorter period as is acceptable to Agent).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.  All payments in respect of the principal amount of any such Loans shall include payment of accrued interest on the principal amount being repaid or prepaid (and all such payments shall be applied to the payment of interest then due and payable before application to principal), and the applicable Prepayment Premium payable with respect thereto.

(b)Mandatory.

(i)Overadvance.  If at any time, the outstanding principal balance of the Loans on such date exceeds the Borrowing Base reflected in the Borrowing Base

Certificate most recently delivered by Borrower to Agent, then Borrower shall promptly, but in any event, within ten (10) Business Days prepay the outstanding principal balance of the Loans in accordance with Section 3.5 in an aggregate amount equal to the amount of such excess.

(ii)Early Amortization Event.  Upon the occurrence of an Early Amortization Event, at the election of Agent or the Required Lenders by notice to Borrower, Borrower shall no later than twenty (20) Business Days after the receipt of such notice, prepay 100% of the Obligations.

(c)Prepayment Premium.  Notwithstanding the foregoing, in the event of (i) any payment of all or any portion of any Loan (other than pursuant to Section 3.3(b)(i)) or (ii) the acceleration (including as a result of the commencement of any Insolvency Proceeding) of all or any portion of the Obligations, in each case, prior to the Maturity Date, Borrower shall be required to pay the Make-Whole Premium.

(d)Status of Loans.  Each of the Loans ranks pari passu with each other Loan, regardless of the date of lending or other characteristic, and any prepayment with respect to the Loans will be applied to the Loans based on the amount outstanding on each Loan at the time of such payment. To the extent a Lender receives payments or setoffs in excess of the amount payable to such Lender pursuant to this Section 3.3(d), such Lender shall cooperate with Agent as reasonably requested by Agent to result in the payment to each Lender of its applicable portion of the overpayment based on the relative amount outstanding on each Loan. Notwithstanding this Section 3.3(d) to the contrary, if a Lender has agreed in writing to receive less than its pro-rata share of any prepayment, the other Lenders have no obligation to reallocate any payments they receive pursuant to such prepayment to the Lender waiving such pro-rata receipt.

3.4Payments.  All payments and prepayments to be made with respect to principal, interest or otherwise on the Loans and other charges hereunder are due at 3:00 p.m., Delaware time. Borrower shall make all payments payable to each Lender hereunder, directly to such Lender, at such Lender’s account (which must be a U.S. account) designated by it to Borrower in writing, on the day when due, in lawful money of the United States of America, by wire transfer in funds immediately available at such payment office, or by electronic funds transfer received by such Lender on the day when due.  In the event payment is inadvertently made to Agent, Agent shall promptly remit to each Lender to an account designated in writing by such Lender its share of all such payments received in collected funds by Agent for the account of such Lender.  The Lender or any other holder of a Note is hereby authorized to endorse on such Note an appropriate notation evidencing each scheduled payment and each prepayment of principal and each payment of interest.

3.5Application of Payments.  So long as no Event of Default has occurred and is continuing, payments will be applied as designated in writing by Borrower, subject to the terms of Section 3.3(d) and Section 3.7.  After the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent or any Lender from Borrower must be applied in the following order (subject to the terms of Section 3.7):

(a)First, to the payment of all fees, costs, expenses and indemnities then due and owing to Agent under this Agreement or any other Loan Document, until Paid in Full;

(b)Second, to the payment of all fees, costs, expenses and indemnities then due and owing to the Lenders in respect of the Obligations, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full;

(c)Third, to the payment of all accrued and unpaid interest then due and owing to the Lenders in respect of the Obligations, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full;

(d)Fourth, to the payment of all principal of Loans then due and owing, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full; and

(e)Fifth, to the payment of all other Obligations due and owing to each Lender, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full.

3.6Taxes.

(a)All payments hereunder must, except as required by applicable law, be made without deduction or withholding for any and all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees and charges imposed by any governmental authority, including interest, additions to tax or penalties applicable thereto (“Taxes”).  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax on any payment made under this Agreement by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is a Non-Excluded Tax, the Borrower shall, at such time as any payment hereunder or thereunder is so reduced by a Non-Excluded Tax, pay to Lender an amount necessary (including such deductions and withholdings applicable to additional sums payable under this Section) to place Lender in the same position Lender would have been had such payment not been subject to such Non-Excluded Tax.

(b)The Borrower shall, without duplication of amounts paid pursuant to Section 3.6(a), timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)The Borrower shall indemnify each Secured Party, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Secured Party  and any reasonable third-party expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Each Lender shall severally indemnify the applicable Withholding Agent, within 10 days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Non-Excluded Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).

(e)As soon as practicable after any payment of Taxes by the Borrower to a governmental authority pursuant to this Section, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f)Each Lender shall deliver to the Borrowers and to the Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction as will permit payments to be made without withholding or at a reduced rate of withholding and such other reasonably requested information as will permit the Borrowers or the Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes or information reporting, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(i)Notwithstanding the foregoing:

(1)Any Lender that is a U.S. person shall deliver to the Borrower and the Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of IRS Form W-9 certifying that such Lender is not subject to U.S. federal backup withholding;

(2)Any Lender that is not a U.S. person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent) whichever of the following is applicable:

(A)two properly completed and duly signed copies of IRS W-8BEN or W-8BEN-E, as applicable, claiming eligibility for the benefits of an income tax treaty to which the United States is a party;

(B)two properly completed and duly signed copies of IRS Form W-8ECI;

(C)in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates establishing such Lender’s eligibility (satisfactory to the Borrower) for the portfolio interest exemption and (B) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E; or

(D)to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), IRS Form W-8IMY of the Lender, accompanied by an IRS Form W-8ECI, W-8BEN or W-8BEN-E, as applicable, a certificate as described in clause (ii)(2)(C) above, IRS Form W-9, IRS Form W-8IMY or any other required information from each beneficial owner that would be required under this Section 3.6 if such beneficial owner were a Lender, as applicable.

(3)If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such person shall deliver to the Borrower and the Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent, as applicable, to comply with their obligations under FATCA and to determine that such person has complied with such person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, the term “FATCA” shall include any amendments made to Sections 1471 through 1474 of the Code after the date of this Agreement.

(4)On or before the date the Agent becomes a party to this Agreement, the Agent shall provide the Borrower two duly-signed, properly completed copies of the IRS Form W-9 or any successor thereto.

(5)Each Lender and the Agent shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required in this Section 3.6(f))) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Agent, or to the Borrower in the case of the Agent, updated or other appropriate documentation

(including any new documentation reasonably requested by the Borrower or the Agent) or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.6 (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (c) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Each party’s obligations under this Section 3.6 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)Each party hereto hereby acknowledges and agrees that the Loan is part of an investment unit within the meaning of Section 1273(c)(2) of the Code, which includes the Upper90 Warrant Investment.  The parties agree to finalize the aggregate “issue price” of the Loan under Section 1273(b) of the Code and the aggregate purchase price and fair market value of the Upper90 Warrant Investment based on the parties’ joint determination of such valuation. Each party hereto agrees to use the foregoing issue price and purchase price, as applicable, for all income financial accounting and regulatory purposes with respect to this transaction.

3.7Defaulting Lenders.

(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.6.

(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Agent from a Defaulting Lender pursuant to Section 8.5 shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; third, if so determined by Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, if (x) such payment is a payment of the principal amount of any Loans of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders in accordance with their Pro Rata Shares.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)Defaulting Lender Cure.  If Borrower and Agent agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans to be held by the Lenders in accordance with their Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided further, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

4.The Closing; Conditions to Closing.

4.1Closing.  All of the obligations of the Lenders to make the Loan as described in this Agreement on the Closing Date are subject to the satisfaction of the following additional conditions precedent (the first date upon which such conditions are satisfied, being, the “Closing Date”):

(a)Loan Documents.  Agent shall have received each of the following Loan Documents (together with the schedules and exhibits thereto, if any), duly executed and delivered by each applicable Loan Party:

(i)this Agreement;

(ii)the Security and Pledge Agreement;

(iii)each Note requested by a Lender;

(iv)Upper90 Warrant Investment; and

(v)An Information Certificate in form and substance satisfactory to Agent.

(b)Representations and Warranties; No Default.  As of the Closing Date, after giving effect to the making of the Term Loans on the Closing Date and the application of the proceeds thereof, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall have been true and correct in all respects) on and as of such earlier date.

(c)Closing Certificate.  That Borrower has delivered to Agent a certificate signed on behalf of Borrower by a Responsible Officer of Borrower, together with all applicable attachments, certifying as to the following:

(i)Representations and Warranties; No Default.  Borrower shall certify as to the matters set forth in Section 4.1(b) above.

(ii)No Material Adverse Effect.  Since September 30, 2020, no event or change has occurred that has caused or evidences, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(iii)Solvency.  Borrower is and, upon the making of the Loans and other extensions credit contemplated on the Closing Date, will be, Solvent.

(iv)Pro Forma Financial Compliance.  Borrower shall attach calculations of the Closing Date financial covenant conditions set forth in Section 4.1(j) below.

(d)Borrowing Base Certificate.  Borrower shall deliver to Agent a Borrowing Base Certificate evidencing the non-existence of any Overadvance (after giving effect to the Loans contemplated to be advanced on the Closing Date).

(e)Secretary’s Certificates.  Agent shall have received a duly executed certificate from the secretary or assistant secretary of each Loan Party, together with all applicable attachments, certifying as to the following:

(i)Organizational Documents.  Attached thereto is a copy of each organizational document of such Loan Party duly executed and delivered by each party thereto and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto.

(ii)Signature and Incumbency.  Set forth therein are the signature and incumbency of the officers or other authorized representatives of such Loan Party executing the Loan Documents to which it is a party.

(iii)Resolutions.  Attached thereto are copies of resolutions of the Board of such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date as being in full force and effect without modification or amendment.

(iv)Good Standing Certificates.  Attached thereto is a good standing certificate from the applicable governmental authority of such Loan Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date.

(f)Fees and Expenses.  That Borrower has paid to Agent all fees and reasonable expenses of Agent required hereunder or under any other Loan Document (including reasonable fees and expenses of counsel) in connection with this Agreement and the other Loan Documents.

(g)Regulatory Consents and Approvals.  That all third-party consents or approvals necessary to consummate the transactions contemplated hereby, including any governmental or regulatory authority approvals, have been duly obtained.

(h)Searches.  Agent shall (i) obtain on behalf of Borrower, copies of the Uniform Commercial Code, Tax lien, pending suit and judgment searches and intellectual property searches from such jurisdictions as Agent deems necessary, (ii) receive UCC termination statements, intellectual property security interest releases or similar documents for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) or intellectual property lien disclosed in such search (other than any such financing statements in respect of Permitted Liens), including, without limitation, a termination statement and intellectual property releases in respect of the Existing U90 Note.

(i)Insurance.  Agent shall have received a certificate from Holdings’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 6.3 is in full force and effect and that the Agent, for the benefit of the Secured Parties, has been named as additional insured and loss payee thereunder to the extent required under Section 6.3.

(j)Closing Date Financial Covenant Compliance.  Agent shall have received (i) the Historical Financial Statements, and (ii) calculations or evidence, as applicable, confirming compliance with the following pro forma financial conditions:

(i)Holdings and its Subsidiaries shall have Liquidity of no less than $500,000; and

(ii)Holding’s and its Subsidiaries consolidated Tangible Net Worth shall be no less than $500,000.

(k)[Reserved].

4.2Conditions to Subsequent Credit Extensions.  The obligation of each Lender to make any Loan after the Closing Date are subject to the satisfaction, or waiver in accordance with Section 13.6, of the following conditions precedent:

(a)Notice.  Agent shall have received a fully executed and delivered Funding Notice;

(b)Representations and Warranties.  As of such Credit Date, after giving effect to the making of such Loan and the application of proceeds thereof, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, Material Adverse Effect or dollar amount thresholds, which shall be true and correct in all respects) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, Material Adverse Effect or dollar amount thresholds, which shall have been true and correct in all respects) on and as of such earlier date;

(c)No Default or Event of Default.  As of such Credit Date, after giving effect to the applicable Loans and the application of proceeds thereof, no event shall have occurred and be continuing or would result from the consummation of the applicable Loan that would constitute a Default or an Event of Default.

(d)Fees and Expenses.  Borrower shall have paid to Agent and the Lenders all reasonable fees and expenses that are then due and payable.

(e)Borrowing Base Certificate.  Borrower shall deliver to Agent a Borrowing Base Certificate evidencing the non-existence of an Overadvance (after giving effect to the Loans contemplated to be advanced on the Credit Date).

(f)Compliance Certificate.  Borrower shall deliver a pro forma Compliance Certificate demonstrating pro forma compliance with financial covenants set forth in Section 7.11 and, if applicable, Section 4.2(g) or Section 4.2(h), immediately after giving effect to the loans to be advanced on the applicable loan funding date (and attaching thereto, the calculations therefor).

(g)Minimum Asset Yield Percentage.  With respect to any Credit Date occurring on or prior to the delivery to Agent of the financial statements and reports set forth in Section 6.4(b), (d) and (e) for the last month of the Ramp-Up Period, the Weighted Average Asset Yield Percentage for the below listed periods, shall exceed the minimum percentage set forth opposite thereof:

Applicable Period	Weighted Average Asset Yield Percentage
Closing Date through November 30, 2020	6.5%
Closing Date through December 31, 2020	6.8%
Closing Date through January 31, 2021	7.0%
Closing Date through February 28, 2021	7.3%
Closing Date through March 31, 2021	7.6%
Closing Date through April 30, 2021	7.8%

(h)Interest Coverage Ratio.  With respect to any Credit Date occurring on or after the delivery to Agent of the financial statements and reports set forth in Section 6.4(b), (d) and (e) for the month ending after the Ramp-Up Period, Holdings and its Subsidiaries shall not have an Interest Coverage Ratio (as of the last day of the most recent fiscal month then ended), of less than or equal the greatest of (as applicable):

(i)in the case of any Credit Date occurring after the end of the Ramp-Up Period, 1.25;

(ii)in the case of any such Credit Date occurring after the earlier of (i) such date that the aggregate Term Loans Advanced on and after the Closing Date (including pursuant to the Conversion and after giving pro forma effect to the advances to be made on such Credit Date) equals or exceeds $7,500,000 and (y) the twelve-month anniversary of the Closing Date, 2.00:1.00; and

(iii)in the case of any such Credit Date occurring after the earlier of (i) such date that the aggregate Term Loans Advanced on and after the Closing Date (including pursuant to the Conversion and after giving pro forma effect to the advances to be made on such Credit Date) equals or exceeds $10,000,000 and (y) the eighteen-month anniversary of the Closing Date, 2.25:1.00.

For the avoidance of doubt, this paragraph (h) shall not be a condition to any Credit Dates occurring prior to the date that the financial statements and reports set forth in Section 6.4(b), (d) and (e) for the month ending May 31, 2021 are required to be delivered hereunder.

5.Representations and Warranties.  In order to induce the Lenders to make the Loans, the Loan Parties make the following representations and warranties, each of which is independently material and relied upon by the Lenders:

5.1Existence and Rights.  Each Loan Party and each of their respective Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be.  Each Loan Party has all requisite limited liability company or corporate power and authority, as applicable, to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into this Agreement and each of the Loan Documents to which such Person is a party and to carry out the transactions contemplated hereby and thereby.  Each Loan Party and each of its Subsidiaries is duly qualified to do business and in good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

5.2Agreement Authorized.  The execution, delivery and performance of this Agreement and the other Loan Documents by each Loan Party a party thereto are duly authorized and do not require the consent or approval of any governmental body, other regulatory authority or other third party which has not previously been obtained.  All action on the part of each Loan Party, and all necessary or appropriate approvals and consents for the due execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party have been duly and validly obtained or taken.  This Agreement and the other Loan Documents constitute the valid and binding obligations of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, plan of arrangement, reconstruction and other similar laws affecting enforcement of creditors’ rights generally and by application of general equitable principles.

5.3Capitalization; Investments.

(a)As of the Closing Date, Loan Party’s outstanding Stock is owned by the equity holders and in the percentages set forth in Schedule 5.3.  All of the outstanding units or shares, as applicable, of the Loan Parties are duly authorized, validly issued, are not subject to assessment by the issuer thereof for any unpaid capital contribution, were issued in compliance with all applicable state, provincial, and federal laws and regulations concerning the issuance of securities and are free and clear of all Liens except for Permitted Liens.  No Stock of any Loan Party, other than those described above, are issued and outstanding.  Except as described in Schedule 5.3, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition of Holdings or any of its Subsidiaries’ Stock.

(b)As of the Closing Date, except as set forth in Schedule 5.3, Holdings does not (i) have any Subsidiaries, or any investment in any other business or entity, other than Borrower, or (ii) own or control or have any contract or commitment to own or Control any capital stock, bonds or other securities of, and does not have a proprietary interest in, any corporation, partnership, limited liability company, proprietorship or other business organization.

5.4Solvency.  The Loan Parties are and, upon the incurrence of any Loan on any date on which this representation and warranty is made, will be, on a consolidated basis, Solvent.

5.5Litigation.  Except as disclosed on Schedule 5.5, there is not now pending against any Loan Party, nor to the knowledge of any Loan Party is there threatened in writing, any action, suit or proceeding at law or in equity or before any administrative agency that would reasonably be expected to have a Material Adverse Effect if adversely determined.  No judgment, decree or order of any court or governmental or administrative agency or instrumentality has been issued against the Loan Parties or which has or may have any Material Adverse Effect.

5.6Financial Statements.

(a)Schedule 5.6 contains complete and correct copies of the Historical Financial Statements.

(b)The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from normal year-end adjustments.  As of the Closing Date, no Loan Party has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not, in all material respects, reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or financial condition of Holdings and its Subsidiaries taken as a whole.

(c)Since September 30, 2020, no event or change has occurred that has caused or evidences, or that would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

5.7Holdings’ Assets and Liabilities; Borrower’s Conduct of Business.

(a)As of, and following, the Restructuring Date, Holdings (i) does not conduct any business other than (A) matters incidental to its ownership of equity securities of Borrower, or own any material assets other than its Equity Interests in the Borrower and (B) pursuant to certain shareholder agreements, provided that (x) except as set forth on Schedule 5.7 hereto, no such agreement contains a right of first offer with respect to the purchase of any Stock of Holdings or any of its Subsidiaries or any mandatory redemption provisions and (y) no allowance under this Section 5.7(a)(i)(B) shall be construed as a consent of any Change of Control, or (ii) has not incurred any Indebtedness or liabilities other than as expressly permitted under the Loan Documents and other liabilities incidental to the conduct of its business.  As of the Closing Date and prior to the Restructuring Date, Holdings (A) does not conduct any business other than the Business, and other business activity incidental thereto, and the holding of Investments permitted under Section 7.3 or (B) has not incurred any Indebtedness or liabilities other than as expressly permitted under the Loan Documents and other liabilities incidental to the conduct of its business.

(b)Borrower (i) does not conduct any business other than the Business, and other business activity incidental thereto, and the holding of Investments permitted under Section

7.3 or (ii) has not incurred any Indebtedness or liabilities other than as expressly permitted under the Loan Documents and other liabilities incidental to the conduct of its business.

5.8Contracts.  Neither the execution nor the delivery of this Agreement or any other Loan Documents nor the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of the terms hereof or thereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, (i) any Loan Party’s organizational documents, (ii) any Material Contract, (iii) any law, ordinance, regulation, governmental license, approval, tariff, any order or decision of any court in any material respect, or (iv) any lien, charge or encumbrance under which any Loan Party or any of its properties is bound or obligated, or result in the creation or imposition of any lien of any nature whatsoever upon any of Holdings’ or its Subsidiaries’ respective assets.

5.9Employee Benefit Plans.  None of the Loan Parties, any of their respective Subsidiaries or, except as could not reasonably be expected to have a Material Adverse Effect or result in any Lien under ERISA, any of their respective ERISA Affiliates, contributes to, is required to contribute to or otherwise has any liability or obligation with respect to any Pension Benefit Plans or Multiemployer Plans.

5.10Compliance with Laws, Instruments, Etc.  Each Loan Party (a) is not in violation of any applicable law, statute or regulation of any federal, state, provincial, municipal or other governmental or quasi-governmental agency, board, bureau or body, domestic and foreign, relating to the conduct of its business or the maintenance, operation or use of its assets, or (b) is not in violation or default with respect to any order, license, regulation or demand of any court or governmental agency, or in default under any indenture, mortgage, lease, agreement or other instrument under which it is bound, except, in the case of clause (a) and (b), to the extent that such violation or default could not reasonably be expected to result in a Material Adverse Effect.

5.11Eligible Inventory; Inventory Generally.

(a)Borrower and its Subsidiaries (and, prior to the Restructuring Date, Holdings) keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

(b)As to each item of Inventory that is identified by Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects other than wear and tear commensurate with age and grade of the Collectible, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

(c)The Inventory of Borrower and its Subsidiaries (and, prior to the Restructuring Date, Holdings) is not stored with a bailee, warehouseman, or similar party and, unless otherwise specified on the Borrowing Base Certificate, is located only at, or in-transit between, the locations identified on Schedule 5.11 to this Agreement (as such Schedule may be updated pursuant to Section 6.4(d)).

5.12Brokers.  No Loan Party has incurred any liability for any finders’ fees, brokerage fees or similar fees or expenses in connection with entering into this transaction with the Lender.

5.13Taxes.   All material Tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed or caused to be timely filed, and all material Taxes upon Holdings and its Subsidiaries and their respective properties, assets, income, businesses and franchises which are due and payable have been duly and timely paid when due and payable, other than any Tax being Properly Contested. As of the Closing Date, no material Tax return is under audit or examination by any governmental authority and no written notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any governmental authority, and none of the Loan Parties knows of a Tax assessment which has been proposed against it in writing.

5.14Insurance.  The insurance Holdings and its Subsidiaries carries is described and set forth on Schedule 5.14, and all premiums thereon have been paid as and when due.

5.15Related Transactions.  Except as disclosed on Schedule 5.15, no Loan Party is a party to any contract or agreement with any Affiliate.

5.16Disclosure. Neither this Agreement, the Loan Documents nor any of the schedules, attachments, written statements, documents, certificates or other items required hereby (other than (x) projections which are based on good-faith estimates and assumptions that were reasonable at the time made and (y) industry information which may be provided by the Loan Parties to the Agent) contain any untrue statement of a material fact or omit a material fact necessary to make each such statement contained herein or therein, taken as a whole, not misleading.  To the Loan Parties’ knowledge, there is no material fact pertaining to its business which it has not disclosed to the Lender in writing and which, as of the date hereof, would reasonably be expected to result in a Material Adverse Effect.

5.17Investment Companies.  No Loan Party is an “Investment Company” or a company Controlled by an “Investment Company” within the meaning of the Investment Company Act of 1940, as amended.

5.18Sanctions; Anti-Money Laundering Laws.

(a)No Loan Party or any of its Subsidiaries is in violation of any Sanctions.

(b)To the extent Holdings or any of its Subsidiaries are required to do so by any anti-money laundering or regulation which are applicable to Holdings and its Subsidiaries (collectively, the “Anti-Money Laundering Laws”), Holdings and its Subsidiaries shall have established an anti-money laundering compliance program in compliance with all applicable Anti-Money Laundering Laws.  No Loan Party is aware of any failure to be in compliance, in all material respects, with Anti-Money Laundering Laws.

5.19Regulations U and X; Use of Proceeds.  No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined, from time to time, in Regulation U promulgated by the Board of Governors of the Federal Reserve System), directly or indirectly, providing funds to others or long-term leasing of equipment with no provision for maintenance or repair.  No part of the proceeds of the Loans shall be used (a) to purchase or carry any margin stock or (b) to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulations U and X.

6.Affirmative Covenants.  From and after the Closing Date and so long as any Obligation is outstanding, the Loan Parties shall comply (and shall cause each of their respective Subsidiaries, as applicable, to comply) with each of the following actions:

6.1Taxes.  Holdings and each of its Subsidiaries shall prepare all material Tax returns required by law to be filed, and such returns shall be accurate in all material respects.  Holdings and its Subsidiaries shall pay all material applicable taxes, assessments and governmental charges and levies imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by applicable law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such tax or claim need be paid if it is being Properly Contested.

6.2Maintain Rights and Facilities.  The Loan Parties shall maintain and preserve their corporate existence and all rights, franchises, qualifications, and licenses necessary for the conduct of its business and the ownership of its properties, except as is otherwise permitted under Section 7.3.

6.3Insurance; Key Man Insurance.

(a)Holdings and each of its Subsidiaries shall maintain insurance (if any) against all such liabilities, hazards and risks, and in at least such amounts as are usually carried by persons engaged in the same or a similar business.

(b)Subject to Section 6.14, Holdings shall have obtained “key man” insurance with respect to each Key Man, with a financially sound and reputable insurer reasonably acceptable to Agent, with individual coverage amounts of $1,000,000, and otherwise on terms (including deductibles and exclusions) reasonably acceptable to Agent.

(c)Each policy of insurance maintained pursuant to this Section 6.3 shall (i) in the case of liability insurance policies and any “key man” insurance maintained under Section 6.3(b) above, name the Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a lenders loss payable clause or endorsement, reasonably satisfactory in form and substance to the Agent, that names the Agent, on behalf of the Secured Parties, as the lenders loss payee thereunder for any loss, and, in each case, provides for at least thirty (30) days’ prior written notice to the Agent of any modification or cancellation of such policy (or in the case of non-payment, at least ten (10) days’ prior written notice).

6.4Financial Reports.  Holdings and its Subsidiaries shall provide to the Agent and the Lenders the following financial reports:

(a)Annual Reporting.  Within one hundred twenty (120) days after the end of each Fiscal Year of Holdings (or, in the case of the Fiscal Year ending December 31, 2020, within one hundred twenty (120) days of the Auditor Selection Date), deliver audited financial statements of Holdings and its Subsidiaries for such year which present fairly the financial condition of Holdings and its Subsidiaries including the balance sheet as at the end of such Fiscal Year and a statement of cash flows and income statement for such Fiscal Year, certified without any “going concern” or like qualification (other than solely as a result of the final maturity date of any Loans being scheduled to occur within twelve (12) calendar months from the date of such opinion), by an independent auditor of regionally recognized standing reasonably acceptable to Agent, all on a consolidated and consolidating basis, setting forth in the consolidated statements in comparative form, the corresponding figures for such Fiscal Year set forth in the annual projections delivered on the Closing Date and pursuant to clause (f) below, all in reasonable detail, including all supporting schedules, and prepared in accordance with GAAP consistent with the Historical Financial Statements described in clause (a) of the definition thereof, together with any management letters, if available;

(b)Monthly Reporting.  Within 30 days after the end of each calendar month, (i) a balance sheet, income statement and statement of cash flows of Holdings and its Subsidiaries with respect to the calendar month most recently ended, along with year-to-date information, setting forth in the consolidated and consolidating statements in comparative form, figures for such calendar month and the portion of the Fiscal Year ended at the end of such calendar month set forth in the annual projections delivered on the Closing Date and pursuant to clause (f) below, together with (x) a certificate of a Responsible Officer, certifying that the attached financial statements financial fairly present the financial condition of Holdings and its Subsidiaries during the periods set forth therein (except that such financial statements may (i) be subject to normal year-end adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP), and (y) accompanying bank reconciliations, and (ii) a monthly Dashboard Report of Holdings and its Subsidiaries for the calendar month most recently ended;

(c)Reserved.

(d)Compliance Certificate; Information Certificate Updates.  Together with the delivery of the annual and monthly financial statements referred to in paragraphs (a) and (b) above, delivery to Agent of a duly executed and completed compliance certificate substantially in the form of Exhibit C (a “Compliance Certificate”), stating that (i) such Responsible Officer has reviewed the provisions of this Agreement and the other Loan Documents (ii) no Default or Event of Default has occurred or, if a Default or Event of Default has occurred, a detailed description of the Default or Event of Default, the period of existence thereof, and all actions Holdings and its Subsidiaries are taking and propose to take with respect to such Default or Event of Default, (iii) showing the Loan Parties’ compliance with the Section 7.11, (iv) setting forth a calculation of the condition to future Credit Dates set forth in Section 4.2(g) or Section 4.2(h) and (v) solely in the case of the annual financial statements referred to in paragraph (a) above, either (x) a confirmation that there have been no changes to the information contained in the Information Certificate delivered on the Closing Date or the date of the most recently updated Information Certificate delivered pursuant to this clause (d)(v) and/or (y) attaches an updated Information Certificate identifying any such changes to the information contained therein;

(e)Borrowing Base Certificate.  Within 10 days of the end of each calendar month, a Borrowing Base Certificate;

(f)Projections.  As soon as available and in any event no later than thirty 30 days after the beginning of each fiscal year of Holdings and its Subsidiaries, projections of Holdings and its Subsidiaries’ consolidated and consolidating financial performance for the then current fiscal year (prepared on a calendar month by calendar month basis), in form and substance satisfactory to the Agent;

(g)Notice of Changes in Accounting Policies.  Simultaneously with the delivery of the financial statements of Holdings and its Subsidiaries required by clauses (a), and (c) of this Section 6.4, if, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements delivered prior to the Closing Date that is permitted hereunder, the financial statements of Holdings and its Subsidiaries delivered pursuant to clauses (a) and (c) of this Section 6.4 will differ from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Agent; and

(h)Other Financial Information.  Such other data, reports, statements and information (financial or otherwise), as Agent may reasonably request.

6.5Board Observer Rights.

(a)Agent shall have the right to appoint a representative (an “Observer”) with no voting rights to attend (or participate by telephone in) any meeting of to the board of directors or similar governing body of Holdings and Borrower (and any committee thereof) (each such governing body, being referred to herein collectively, as the “Board”) in a non-voting observer capacity. If the Board proposes to take any action by written consent in lieu of a meeting of the Board or any committee thereof, Borrower shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action. The Observer may be excluded from portions of any meeting of the Board, and denied access to any information or materials, to the extent that the Board determines in good faith that (i) on the advice of counsel, such exclusion is required to preserve any evidentiary privilege, (ii) such participation or access, as applicable, would result in the disclosure of sensitive trade secrets or (iii) the respective interests of the Loan Parties, on the one hand, and the Agent, or the Observer, on the other hand, as applicable, as to the matter(s) to be discussed or actions to be taken during such portion of such meeting, would otherwise result in a conflict of interest.

(b)The Observer shall receive all reports, meeting materials, notices and other materials as and when provided to the members of the Board or any committee thereof in connection with a vote or such meetings of the Board or committees thereof.

(c)Borrower shall reimburse the Observer for all reasonable and documented hotel and travel expenses incurred in attending any meeting of the Board or any committee of the Board upon presentation of invoices or other documentation of such expenses; provided, that, non-

commercially available travel accommodations (e.g., charter or private air travel) or first class or business class air travel, shall not be a reimbursable expense.

6.6Compliance with Instruments, Material Contracts, Laws, Etc.  Holdings and each of its Subsidiaries shall (i) comply in all respects with the terms, requirements, restrictions and limitations of any applicable law, statute or regulation of any federal, state, provincial, municipal or other governmental or quasi-governmental agency, board, bureau or body relating to the conduct of Holdings and its Subsidiaries’ business and maintenance and operation of their properties and (ii) all indentures, mortgages, leases, agreements, other instrument or Material Contract under which it is bound, except, in the case of clause (i) and (ii), in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.7Notices.  Upon any Loan Party obtaining notice or knowledge of any of the following, the Loan Parties shall promptly (and in any event within three Business Days in the case of Section 6.7(a)) notify in writing Agent of the same and what action the Loan Parties propose to take, and shall thereafter keep Agent fully informed, with respect thereto:

(a)(i) Any Event of Default or the existence or occurrence of any condition, event, act or omission which, with the giving of notice or the passage of time or both, would constitute an Event of Default, or (ii) any breach of or default by Holdings or any other Loan Party in the fulfillment of any of the terms, covenants or conditions or any loan agreement or contract or governmental license, permit or tariff by which the Loan Parties are bound or to which any Loan Party is a party, or the existence or occurrence of any condition, event, act or omission which, with the giving of notice or the passage of time or both, would constitute a default or event of default under any loan agreement or contract, governmental license, permit or tariff, which in each case of this clause (ii), would reasonably be expected to result in a Material Adverse Effect.

(b)Any litigation, investigation or administrative proceeding that would reasonably be expected to have a Material Adverse Effect if adversely determined is sought against Holdings or any Subsidiary, or any determination, fine, penalty or other dispute to which Holdings or any of its Subsidiaries is a party or by which any such Person is affected and which reasonably could be expected to have a Material Adverse Effect.

(c)Any actual or alleged (in writing) breaches of any Material Contract or early termination of (or written threat to terminate) any Material Contract; any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which Holdings or any of its Subsidiaries is a party or by which Holdings, any of its Subsidiaries or any of their respective properties may be bound and which reasonably could be expected to have a Material Adverse Effect;

(d)Upon request of Agent, the Loan Parties shall deliver to Agent any other materials, reports, records or information reasonably requested relating to the operations, business affairs, financial condition of Holdings and its Subsidiaries.

6.8Information Rights; Inspection.  Holdings and each of its Subsidiaries shall keep proper books of record and account and, after reasonable prior notice and during normal business hours (prior notice not required following the occurrence and during the continuation of an Event of Default) shall give any authorized representative of Agent access to, and permit him or her to examine, copy or make extracts from, any and all of its books, records and documents, to inspect any of its properties and to discuss its affairs, finances and accounts with any of its principal officers, all at such times and as often as may be reasonably requested. If no Event of Default has occurred and is continuing at the time of such inspection, no more than one such inspection per year may be conducted by Agent at Holdings and its Subsidiaries’ expense.

6.9Use of Proceeds.  Borrower shall use the proceeds of the Loans to fund the acquisition costs of Collectibles for sale to retail investors by way of asset securitization transactions via the Borrower’s (or, prior to the Restructuring Date, Holdings’) platform, to refinance the Existing U90 Note, and to finance fees and expenses incurred in connection with this Agreement and the Closing Date transactions.

6.10Joinder of New Loan Parties.  Without limiting the provisions of Section 7.3, if, after the Closing Date, any Loan Party forms a Subsidiary, such Subsidiary shall, promptly thereafter, disclose the formation thereof to the Agent, and shall, no later than 30 calendar days after the formation thereof, cause such Subsidiary to become a Borrower or Guarantor hereunder by delivering to Agent (i) a Joinder Agreement adding such Subsidiary as a Borrower or Guarantor (as applicable), together with such other security documents reasonably requested in order to grant Agent for the benefit of the Lenders, a first priority Lien and security interest in the Collateral of such Subsidiary, in form and substance reasonably satisfactory to Agent, (ii) a secretary certificate substantially in the form delivered with respect to the Loan Parties on the Closing Date, attaching a certified copy of its organizational documents, authorizing resolutions and a good standing certificate from the state in which such Subsidiary is incorporated, organized or formed, and any and all states in which such Subsidiary is authorized to do business (except for such jurisdictions where the failure to be so qualified to do business could reasonably be expected to have a Material Adverse Effect), (iii) lien searches evidencing the absence of liens on such Subsidiaries (other than Permitted Liens) (consistent with the search logic with respect to the Lien searches delivered at the Closing Date), (iv) Collateral Access Agreements, to the extent required pursuant to the terms hereof and (v) to the extent certificated, the stock certificates of such Subsidiary, together with endorsements in blank, pledging 100% of the Equity Interests of such Subsidiary.

6.11Further Assurances.  At any time or from time to time upon the request of Agent, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Agent may reasonably request in order to effect fully the purposes of the Loan Documents.  In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties (including, taking such actions to perfect one’s security interest in any Titled Collateral to the extent required under the terms of the Security and Pledge Agreement).

6.12Landlord Waivers; Collateral Access Agreements.  At any time any Collateral (including any Inventory) with a book value in excess of $100,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Closing Date) which is not owned by a Loan Party, or is stored on the premises of a bailee, warehouseman, or similar party, use commercially reasonable efforts to obtain written subordinations or waivers or collateral access agreements, as the case may be, in form and substance reasonably satisfactory to the Agent (“Collateral Access Agreement”), except with respect to any such Collateral (including Inventory) that is located or stored at any location for a reasonably limited duration (not to exceed 30 consecutive days) solely for marketing purposes and Inventory in transit.

6.13Cash Management.  All proceeds of Collateral (including, proceeds of any future equity raises and monies raised in connection with the offering of Collectibles) shall be deposited by the Loan Parties into a lockbox account, dominion account, blocked account or a control account (“Cash Management Accounts”) established at a bank or banks (each such bank, a “Cash Management Bank”) pursuant to arrangement with such Cash Management Bank as may be selected by the Loan Parties and be reasonably acceptable to Agent.  By no later than the date specified on Appendices 6.14, each Loan Party account holder, Agent and each Cash Management Bank shall enter into a Control Agreement with respect to each Cash Management Account (other than Excluded Accounts) directing such Cash Management Account Bank to, upon delivery of a notice of control from Agent (which notice shall be delivered solely after the occurrence and during the continuance of an Event of Default) transfer such funds so deposited to Agent, either to any account maintained by Agent at said Cash Management Bank or by wire transfer to appropriate account(s) of Agent for the benefit of the Secured Parties.

6.14Post-Closing Conditions Subsequent.  Holdings shall, and shall cause each applicable Loan Party, to take each of the actions specified on Appendices 6.14 within the time periods provided therein (unless any such time period is extended by Agent in its reasonable discretion).

7.Negative Covenants.  From and after the Closing Date and so long as any Obligation is outstanding, no Loan Party will do, take or permit to occur, any of the following actions without the prior written consent of Agent:

7.1Redemptions and Distributions.  (a) Declare or make, or agree to declare or make, directly or indirectly (or incur any obligation to consummate or effectuate) any dividend or other distribution (whether in cash, securities or other property) with respect to any Stock, equity interests, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests or any option, warrant or other right to acquire any such equity interests, (b) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any subordinated Indebtedness, or (c) pay any fee (including, management and advisory fees), expense reimbursement, indemnity payment or other amount to any Affiliate of the Loan Parties (collectively, “Restricted Payments”), provided that Holdings and its Subsidiaries, may, without the written consent of the Lenders:

(i)convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, provided, that no such conversion security shall constitute Disqualified Stock,

(ii)any Loan Party may make distributions to another Loan Party (other than, pursuant to this clause (ii), Holdings);

(iii)the Borrower and each Subsidiary may declare and pay dividends or make other distributions to Holdings in respect of overhead of Holdings or its direct or indirect owners, including, without limitation, legal, accounting and professional fees and other fees and expenses in connection with the maintenance of its existence and its ownership of the Borrower and its Subsidiaries and franchise Taxes and other Taxes required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iv)in the event the Borrower files a consolidated, combined, unitary, affiliated, or similar income tax return with Holdings or any direct or indirect parent of Borrower (as applicable to Holdings or any direct or indirect parent of Borrower, the “Consolidated Tax Parent”) Borrower may make tax distributions to Holdings to permit the Consolidated Tax Parent to pay the Tax liability in respect of the consolidated, combined, unitary, affiliated or similar returns filed by the Consolidated Tax Parent in each relevant jurisdiction solely to the extent attributable to taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of the Borrower and/or its Subsidiaries and the ownership of the Consolidated Tax Parent in the Borrower and/or its Subsidiaries; provided that the amount of such payment or distribution shall not be greater than the amount of such taxes that would have been due and payable by the Borrower and its Subsidiaries had the Borrower not filed a consolidated, combined, unitary, affiliated, or similar return with the Consolidated Tax Parent;

(v)repurchase the stock of former employees or consultants pursuant to rights of repurchase or stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed $100,000 during any calendar year;

(vi)the Loan Parties may make any payments on or in respect of any subordinated Indebtedness permitted under Section 7.7(h), in accordance with the terms of the applicable subordination agreement provisions; and

(vii)the Loan Parties may make payments on behalf of Holdings in respect of, or distribute cash to Holdings solely to make payments for, liabilities of the Business, in the Ordinary Course of Business, prior to the Restructuring Date.

7.2Operations.  Except pursuant to the Restructuring, acquire any material assets or material liabilities or engage in any business other than that described under Section 5.7.

7.3Acquisition or Sale of Business; Merger, Consolidation or Joint Venture; Investments.

(a)Except pursuant to the Restructuring, purchase or otherwise acquire the stock, shares, units, or other securities, or the assets or business, of any Person, except in compliance with Section 6.10;

(b)Liquidate, dissolve, merge, amalgamate, consolidate, reorganize, recapitalize or otherwise alter its legal status or commence any proceedings therefore, except that any Subsidiary of Borrower may merge or consolidate into Borrower or any other Loan Party

(other than Holdings), provided, that in any such transaction involving Borrower, Borrower is the surviving Person; or

(c)Make any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (each, an “Investment”), other than Permitted Investments.

7.4Amendments or Changes in Charter or Agreements.

(a)Amend, modify or supplement in any way, or terminate, (i) its articles of incorporation, by laws, or other similar governing document, or (ii) except pursuant to the Restructuring, any Material Contract of the Loan Parties, in each case, in a manner which is materially adverse to Agent or Lenders.

(b)Amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, except upon at least 30 days’ prior written notice to Agent of such change and so long as, at the time of such written notification, such Person provides any financing statements or fixture filings necessary to perfect and continue perfected Agent’s Liens.

7.5Dealings with Affiliates.  Enter into any transaction, (including, without limitation, the purchase, sale or exchange of property or the rendering of any services), with any Affiliate of Borrower, except (a) transactions entered into in the Ordinary Course of Business, upon fair and reasonable terms that are no less favorable to the Loan Parties than would be obtained in an arm’s length transaction with a non-affiliated Person or entity, (b) transactions otherwise expressly permitted by this Agreement, (c) distributions contemplated under Schedule 5.15, provided that such intercompany agreement is in form and substance reasonably satisfactory to Agent, (d) transactions pursuant to which a direct or indirect holder of Holdings’ Stock (i) contributes to or invests in Holdings in the form of Stock not constituting Disqualified Stock, or (ii) provides credit support, whether in the form of a direct guaranty, equity contribution agreement or other comparable obligation, (e) transactions solely among the Loan Parties, (f) loans to officers or directors relating to the purchase of equity securities of Holdings or its Subsidiaries pursuant to stock purchase plans or agreements approved by Holdings’ board of directors and (g) pursuant to the Restructuring.  Nothing in this Section 7.5 permits any payments, dividends or other distributions not expressly permitted by Section 7.1.

7.6Employee Benefit Plans.  None of the Loan Parties or, except as could not reasonably be expected to have a Material Adverse Effect or result in any Lien under ERISA, any of their respective ERISA Affiliates, shall contributes to, become obligated to contribute to or otherwise have any liability or obligation with respect to any Pension Benefit Plan or Multiemployer Plan.

7.7Permitted Indebtedness.  None of Holdings  nor Borrower shall incur or create, or permit any of their Subsidiaries to incur or create, any Indebtedness other than (a) the Obligations; (b) purchase money Indebtedness and Capitalized Lease Obligations, not to exceed $75,000 in the aggregate; (c) existing Indebtedness described on Schedule 7.7 to this Agreement; (d) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business, (e) other unsecured Indebtedness in an aggregate outstanding amount at any one time not to exceed $50,000, (f) accounts payable or other unsecured indebtedness to trade creditors for goods or services and current operating liabilities (other than for borrowed money) in each case which are incurred in the Ordinary Course of Business of the Borrower and paid as agreed, unless contested in good faith and by appropriate proceedings, (g) pari passu Incremental Term Loans permitted under Section 2.3, (h) subordinated Indebtedness in such amounts and on such terms reasonably acceptable to Agent, (i) Indebtedness solely among Borrower and its Subsidiaries (provided, that, upon the request of Agent, Borrower shall cause any such Indebtedness be represented by a promissory note), (j) guarantees by Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of Borrower or any other Subsidiary and (k) extensions, refinancings, modifications, amendments and restatements of any of the foregoing Indebtedness described under clauses (b), (c), and (h) above, to the extent constituting a Permitted Refinancing.

7.8Liens.  Create or suffer to exist, any claim, assessment, pledge, security interest, mortgage, encumbrance or other lien (collectively, “Liens”) in favor of any Person, including the Lien of a conditional seller, upon any of its properties or assets, now owned or hereafter acquired, including treasury shares, other than the following (referred to in this Agreement as “Permitted Liens”):

(a)Liens existing under the Loan Documents;

(b)[reserved];

(c)Liens in existence on the Closing Date and set forth on Schedule 7.8;

(d)Liens securing Indebtedness permitted under Section 7.7(b), provided, that such Liens shall only extend to the property being financed thereby, and, if applicable, any after-acquired property that is affixed or incorporated into such assets and the proceeds and products thereof;

(e)(i) Liens for Taxes, assessments or governmental charges, and (ii) statutory or common law Liens of landlords, incurred in the Ordinary Course of Business, so long as such Liens do not secure obligations that are past due (except to the extent Properly Contested);

(f)Any attachment or judgment lien not constituting an Event of Default under Section 8.1 of this Agreement;

(g)Rights of setoff imposed by law upon deposit of cash in favor of banks or other depository institutions incurred in the Ordinary Course of Business in deposit accounts maintained with such bank and cash equivalents in such account;

(h)Liens of a collection bank arising under section 4-210 of the Uniform Commercial Code on items in the course of collection;

(i)Liens securing the Indebtedness permitted under Section 7.7(f);

(j)other Liens securing amounts not to exceeding $50,000;

(k)Liens of landlords and mortgagees of landlords arising by statute on fixtures and movable tangible property located on the real property leased or subleased from such landlord for amounts not yet due, that remain payable without penalty or that are being Properly Contested; and

(l)carriers’, repairmens’, mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being Properly Contested.

7.9Changes in Business; Fiscal Year; Internal Credit and Underwriting Policies.

(a)Make any significant change in the nature of its Business or add unrelated lines of business to the Business as conducted on the Closing Date or, enter into any agreements which would restrict the Borrower’s right or ability to perform under this Agreement,

(b)Make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP,

(c)Change their current fiscal year end, or

(d) Amend, modify or supplement in any way, or terminate, the Internal Underwriting Policies, without the prior written consent of Agent or Lenders (which consent may be withheld in Agent and Lenders’ Permitted Discretion).

7.10Business of Holdings, the Borrower and the Subsidiaries.

(a)In the case of Holdings, following the Restructuring Date, engage at any time in any business or business activity other than (i) its ownership of the Equity Interests of the Borrower and its other Subsidiaries and liabilities incidental thereto, (ii) being a party to, incurring Indebtedness and other obligations pursuant to, and fulfilling its obligations, and enforcing its rights, under the Loan Documents and any other document governing Indebtedness permitted hereunder, (iii) engaging in activities and transactions expressly permitted under this Agreement and the other Loan Documents (including the Transactions), (iv) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (v) the performance of its obligations under the Acquisition Agreement, (vi) the entry into, and performance of its obligations with respect to, contracts and other arrangements with shareholders, officers, directors, employees, managers, partners, consultants or independent contractors of Holdings or any of its Subsidiaries relating to their shareholding, employment or directorships (including the providing of indemnification to such persons), (vii) complying with applicable law (including holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable law) and (viii) any business or business activity incidental, related, ancillary or complementary to any of the foregoing.

(b)In the case of the Borrower or any other Subsidiary, engage at any time in any business or business activity other than the business currently conducted by the Borrower and the Subsidiaries on the Closing Date and similar, related, ancillary or complementary businesses.

7.11Financial Covenants.

(a)Minimum Holdings’ Liquidity.  Holdings shall not permit the Liquidity of Holdings and its Subsidiaries on a consolidated basis, as of the last day of any fiscal month, to be less than the greater of:

(i)$500,000; and

(ii)$1,000,000 for any fiscal month ending following the earlier of (A) such date that the aggregate Term Loans Advanced on and after the Closing Date (including pursuant to the Conversion) equals or exceeds $7,500,000 and (B) the twelve-month anniversary of the Closing Date.

(b)Minimum Tangible Net Worth.  Holdings and its Subsidiaries on a consolidated basis, shall not permit its Tangible Net Worth, as of the last day of any fiscal month, to be less than the greatest of:

(i)$3,000,000 for any fiscal month ending following such date that the aggregate Term Loans Advanced on and after the Closing Date (including pursuant to the Conversion) equals or exceeds $3,500,000;

(ii)$3,500,000 for any fiscal month ending following the earlier of (A) such date that the aggregate Term Loans Advanced on and after the Closing Date (including pursuant to the Conversion) equals or exceeds $5,000,000 and (B) the six-month anniversary of the Closing Date;

(iii)$4,000,000 for any fiscal month ending following the earlier of (A) such date that the aggregate Term Loans Advanced on and after the Closing Date (including pursuant to the Conversion) equals or exceeds $7,500,000 and (B) the twelve-month anniversary of the Closing Date; and

(iv)$5,000,000 for any fiscal month ending following the earlier of (A) such date that the aggregate Term Loans Advanced on and after the Closing Date (including pursuant to the Conversion) equals or exceeds $10,000,000 and (B) the eighteen-month anniversary of the Closing Date.

(c)Minimum Interest Coverage Ratio.  Commencing on the Initial ICR Covenant Test Date, Holdings and its Subsidiaries shall not permit its Interest Coverage Ratio, as of the last day of any fiscal month, to be less than or equal to the greater of:

(i)1.25:1:00 for any fiscal month ending following the earlier of (A) such date that the aggregate Term Loans Advanced on and after the Closing Date (including pursuant to the Conversion) equals or exceeds $7,500,000 and (B) the twelve-month anniversary of the Closing Date; and

(ii)1.50:1.00 for any fiscal month ending following the earlier of (A) such date that the aggregate Term Loans Advanced on and after the Closing Date

(including pursuant to the Conversion) equals or exceeds $10,000,000 and (B) the eighteen-month anniversary of the Closing Date.

8.Events of Default and Remedies.

8.1Events of Default.  So long as any part of the Obligations remain unpaid (including principal, interest or otherwise), any one or more of the following constitute an “Event of Default” as the term is used herein:

(a)Failure of the Loan Parties to pay (i) any principal of the Loan when the same becomes due and payable, (ii) any interest on the Loan payable under this Agreement within three Business Days of the date the same becomes due and payable and (iii) any fees and expenses payable under this Agreement or any other Loan Document within ten Business Days of the date the same becomes due and payable;

(b)any breach or default by any Loan Party with respect to any Indebtedness having an aggregate principal amount in excess of $100,000, and the holder of such Indebtedness exercises, its right to declare such Indebtedness due prior to its stated maturity solely as a result of such breach or default;

(c)Default occurs in the observance or performance by any Loan Party of any term, covenant (other than the provisions explicitly set forth in Section 8.1(d)) or other provision of this Agreement, or any other Loan Document and such default is not remedied within thirty (30) days after the earlier of (i) the date on which a Responsible Officer of any Loan Party acquires knowledge thereof, and (ii) the date notice thereof shall have been given by Agent to Borrower;

(d)Default occurs in the observance or performance by the Loan Parties of (i) Sections 6.2, Section 6.4(a), (f) and (h) and Section 6.5(b) and (c) and such default is not remedied within fifteen (15) days after the earlier of (A) the date on which a Responsible Officer of a Loan Party acquires knowledge thereof, and (B) the date notice thereof shall have been given by Agent to Borrower or (ii) Section 6.4 (except as otherwise provided above), Section 6.5(a), Section 6.7, Section 6.9, Section 6.10, Section 6.13, Section 6.14 or any covenant contained in Section 7 of this Agreement;

(e)If any representation or warranty made by any Loan Party in this Agreement or any other Loan Document, or made by any Loan Party in any exhibit, statement or certificate attached to this Agreement or furnished to the Lender in connection with this Agreement or any other Loan Document, proves untrue in any material respect on the date as of which made;

(f)an Insolvency Proceeding is commenced by any Loan Party;

(g)If an Insolvency Proceeding is commenced against any Loan Party and any of the following events occur: (a) such Person consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party, or (e) an order for relief shall have been issued or entered therein;

(h)Any judgment, writ or warrant of attachment or of any similar post-judgment process in an amount in excess of $100,000 and not fully covered by insurance is entered or filed against any Loan Party, or against any of its properties or assets and remains unpaid, unvacated, unbonded or unstayed for a period of 60 days; provided, that no Event of Default shall be deemed to have occurred hereunder so long as such Loan Party makes all payments when due in accordance with a settlement agreement with respect to the applicable judgment, writ or warrant of attachment or of any similar post-judgment process;

(i)If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Borrower;

(j)The validity or enforceability of any Loan Document is at any time for any reason declared to be null and void, or a proceeding is commenced by any Loan Party or any Affiliates thereof, or by any governmental authority having jurisdiction over a Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party denies that is has any liability or obligation purported to be created under any Loan Document;

(k)If any indictment is brought against any of the top three or, if greater in number, any of the “C-suite”, officers of Holdings alleging fraudulent activity;

(l)There is a Change of Control; or

(m)A Material Adverse Effect shall have occurred.

8.2Acceleration.  If an Event of Default specified in Sections 8.1(f) or 8.1(g) occurs, the unpaid balance of the Loan and interest accrued thereon and all other liabilities of Borrower under this Agreement and the Loan are immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower. When any Event of Default described in the other sections of Section 8.1 has occurred and for so long as such Event of Default is continuing, Agent, at its option and without presentment, demand, protest or notice of any kind (all of which Borrower hereby expressly waives), may declare the Loan to be due and payable in full, and all Obligations thereupon become immediately due and payable.

8.3[Reserved].

8.4Remedies Cumulative.  The remedies provided in this Section 8 are in addition to, and not in limitation of, any other rights and remedies the Lender and Agent may have upon an Event of Default (whether by statute, rule or law or given in any other Loan Document). Agent may exercise any or all of the remedies provided by this Section 8, any other section of this Agreement or any other Loan Document, and any forbearance or failure to exercise, and any delay by Agent in exercising, any right, power or remedy hereunder does not impair any such right, power or remedy or is to be construed to be a waiver thereof, nor does it preclude the further exercise of any such right, power or remedy.

8.5Set Off.  In addition to any other rights Agent may have under law or in equity, if any amount at any time is due and owing by any Loan Party to the Lenders under this Agreement, each Lender is authorized at any time or from time to time, without notice (any such notice being hereby expressly waived), to set off and to appropriate and to apply any and all deposits and any other indebtedness of the Lender owing to any Loan Party and any other property of a Loan Party held by the Lender to or for the credit or the account of any Loan Party against and on account of the obligations, liabilities and indebtedness of any Loan Party to the Lender under this Agreement, provided, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 3.7 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Secured Parties, and (y) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

9.Guaranty.

9.1Guaranty of the Obligations.  Subject to the provisions of Section 9.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Agent, for the ratable benefit of the Lenders, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 USC. § 362(a), collectively, the “Guaranteed Obligations”).

9.2Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (x) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (y) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors times (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state Law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 9.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 9.2), minus (ii) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 9.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 9.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 9.2.

9.3Payment by Guarantors.  Subject to Section 9.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 USC. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a proceeding under any Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in such proceeding) and all other Guaranteed Obligations then owed to Secured Parties as aforesaid.

9.4Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than Remaining Obligations).  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)this Guaranty is a guaranty of payment when due and not of collectability;

(b)this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(c)Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Secured Party with respect to the existence of such Event of Default;

(d)the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty whether or not any action is brought against

Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(e)payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid when due.  Without limiting the generality of the foregoing, if Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(f)any Secured Party, upon such terms as it deems appropriate, without notice or demand (except to the extent notice is required to be provided hereunder, in any other Loan Document or under applicable law) and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; and (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its reasonable discretion may determine consistent herewith or security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (but so long as such sale is in accordance with applicable Law), and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and

(g)this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than Remaining Obligations) or unless the obligations of the Guarantors are reduced or terminated by Agent and applicable Secured Parties in accordance with the terms of this Agreement), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents, or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

9.5Waivers by Guarantor.  Each Guarantor hereby waives, to the extent permitted by applicable Law, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations (other than Remaining Obligations); (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence, bad faith or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction; (e) (i) any principles or provisions of Law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 9.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

9.6Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Guaranteed Obligations Paid in Full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party.  In addition, until the Guaranteed Obligations shall have been Paid in Full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 9.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than Remaining Obligations) shall not have been Paid in Full, such amount shall be held in trust for Agent on behalf of Secured Parties and shall forthwith be paid over to Agent for the benefit of Secured Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof and of the other Loan Documents.

9.7Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Agent on behalf of Secured Parties and shall forthwith be paid over to Agent for the benefit of Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

9.8Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been Paid in Full.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

9.9Authority of Guarantors or Borrower.  It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or Borrower or the officers, members of the Board or any agents acting or purporting to act on behalf of any of them.

9.10Financial Condition of Borrower.  Any Loans may be made to Borrower or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation is entered into, as the case may be.  No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Secured Party.

9.11Bankruptcy, Etc.

(a)So long as any Guaranteed Obligations (other than Remaining Obligations) remain outstanding, no Guarantor shall, without the prior written consent of Agent acting pursuant to the instructions of the Required Lenders, commence or join with any other Person in commencing any proceeding under any Debtor Relief Law of or against Borrower or any other Guarantor.  The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Secured Parties that the Guaranteed Obligations which are Guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Agent, or allow the claim of Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

9.12Discharge of Guaranty Upon Sale of Guarantor.  If all of the Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person effective as of the time of such sale or disposition.

9.13[Reserved]

9.14Maximum Liability.  It is the desire and intent of the Guarantors and the Secured Parties that this Guaranty shall be enforced against the Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Secured Parties hereunder; provided, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

10.[Reserved].

11.Agent.

11.1Appointment and Authority.  Each Lender party to this Agreement from time to time hereby irrevocably appoints U90 Management to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as expressly set forth in Section 11.6, the provisions of this Article are solely for the benefit of Agent and the Lenders, and none of the Loans Parties have any rights as a third party beneficiary of any of such provisions.

11.2Rights as a Lender.  The Person serving as Agent hereunder has the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender”, unless otherwise expressly indicated or unless the context otherwise requires, includes the Person serving as Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to the other Lenders.

11.3Exculpatory Provisions.  Agent does not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Agent:

(a)is not subject to any fiduciary or other implied duties, regardless of whether a default or Event of Default has occurred and is continuing;

(b)does not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lender as shall be expressly provided for herein or in the other Loan Documents), provided that Agent is not required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)does not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and is not liable for the failure to disclose, any information relating to Holdings, Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

Agent is not liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lender as is necessary, or as Agent believes in good faith to be necessary, under the circumstances as provided in Sections 11.8, 11.9 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct.  Agent is deemed not to have knowledge of any default or Event of Default unless and until notice describing such default or Event of Default is given to Agent by any Loan Party or a Lender.

Agent is not responsible for, and does not have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

11.4Reliance by Agent.  Agent is entitled to rely upon, and does not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and does not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent has received notice to the contrary from such Lender prior to the making of such Loan.  Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and is not liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5Delegation of Duties.  Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent.  Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of this Article apply to any such sub-agent and to the Affiliates of Agent and any such sub-agent, and apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

11.6Resignation of Agent.  Agent may at any time give notice of its resignation to the Lenders and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders have the right to appoint a successor, which must be another Lender or a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  Any successor Agent shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1.  If no such successor has been so appointed by the Required Lenders and has accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lender, appoint a successor Agent meeting the qualifications set forth above; provided that if Agent notifies Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation nonetheless becomes effective in accordance with such notice and (1) the retiring Agent is discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through Agent must instead be made by or to the Lenders directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor succeeds to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent is discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by Borrower to a successor Agent are the same as those payable to its predecessor unless otherwise agreed in writing between Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 13.1 continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

11.7Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

11.8Required Lenders’ Consent.  Subject to the additional requirements of Section 11.9, any amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom is effective only with the written consent of the Required Lenders and the Loan Parties.  Notwithstanding anything herein to the contrary, Agent may, with the consent of only Borrower, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

11.9Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, or termination of, or consent with respect to, this Agreement or any other Loan Document is effective, if the effect thereof would:

(a)extend the Maturity Date of any Loan;

(b)waive, reduce or postpone any scheduled or mandatory repayment more than twenty days beyond its due date;

(c)reduce the rate of interest on any Loan (other than any waiver of any increase of the interest rate applicable to the Loan as a result of an Event of Default) or any fee or premium payable hereunder (for the avoidance of doubt, the Applicable Interest Rate and any component thereof may be increased with the consent of Required Lenders);

(d)extend the time for payment of any such interest or fees more than twenty days beyond its due date;

(e)amend, modify or waive the definition of “Change of Control”, or “Required Lenders”; or

(f)release all or substantially all of the value of any guaranties of the Loans or Agent’s Liens on all or substantially all of the Collateral.

12.Transfer of the Loans.

12.1Successor and Assigns in General.

(a)This Agreement is binding upon and, subject to Section 12.2 hereof, inures to the benefit of the parties hereto and their respective successors and assigns, except that (i) no

Loan Party may assign or transfer its rights hereunder or any interest herein or delegate its duties hereunder without the prior written consent of Agent and (ii) absent the occurrence and continuance of an Event of Default, no assignment shall be made to any Defaulting Lender, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.  A Lender may assign or transfer any or all of its interest in the Loans to an Approved Fund without the consent of Borrower.  Any purported assignment of rights or delegation of duties in violation of this section is void.

(b)The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its payment office, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.2Conditions.  The Lender or any Assignee may assign all or any portion of its interest in and rights under this Agreement or any Loan to another Person (an “Assignee”), or grant a participating or beneficial interest in this Agreement and the Loan to another Person (a “Participant”), subject to Section 12.1 and the following terms:

(a)Consent of Borrower.  In the case of an assignment, so long as no Event of Default has occurred and is continuing, Borrower shall have consented to such Assignee (such consent not to be unreasonably withheld, conditioned or delayed), provided, that a Lender may assign or transfer any or all of its interest in the Loans to an Approved Fund without the consent of Borrower.

(b)Agent Consent.  Agent’s consent shall be required in connection with any assignment, not to be unreasonably withheld, provided, that a Lender may assign or transfer any or all of its interest in the Loans to an Approved Fund without the consent of Agent.

(c)Participants.

(i)With respect to the Lender granting a participating interest, (i) the Lender’s obligations under this Agreement must remain unchanged, (ii) the Lender must remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower must continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.

(ii)Each Lender that sells a participation pursuant to this Section shall maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Loans and the Commitments (each, a “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to such Loans or Commitments for all purposes under this Agreement, notwithstanding any notice to the contrary.  In maintaining the Participant Register, such Lender shall be acting as the agent of the Borrower solely for purposes of applicable US federal income Tax law and undertakes no duty, responsibility or obligation to Borrower (without limitation, in no event shall such Lender be a fiduciary of Borrower for any purpose, except that such Lender shall maintain the Participant Register; provided, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish in connection with a Tax audit that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code.

(d)Securities Laws.  Such assignment or participation may not be made under such circumstances as constitute a violation of federal securities laws or any applicable state securities laws or regulations.

12.3Further Assurance.  Borrower shall, from time to time at the request of Agent, execute and deliver to Agent or to such party or parties as Agent may designate, any and all further instruments as may in the reasonable opinion of Agent be necessary or advisable to give full force and effect to any transfer contemplated by this Section 12.

13.Additional Provisions.

13.1Expenses.  Borrower agrees upon demand to pay or reimburse (a) Agent for all reasonable and documented out of pocket costs or expenses of Agent (including, without limit, court costs, and reasonable documented attorneys’ fees and expenses generated by one (1) outside counsel, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise) (“Costs”) incurred in connection with the preparation, negotiation, execution, delivery, amendment, administration or performance of the Loan Documents, (b) Agent and the Lenders for all Costs incurred in collecting, attempting to collect under the Loan Documents or the Obligations, or incurred in defending the Loan Documents, or incurred in any other matter or proceeding relating to the Loan Documents or the Obligations, provided, that (i) reimbursable reasonable and documented out of pocket legal fees of outside counsel to Agent incurred in connection with the documentation, execution, delivery of this Agreement and the other Loan Documents, and the making of the Loans, in each case, on the Closing Date, shall not exceed $75,000 and (ii) the reimbursable amounts payable by Borrower in connection with each Agent inspection conducted under Section 6.8 shall not exceed $5,000.00 (it being understood, that such limitation shall not apply to any appraisals or other expenses incurred by Agent and the Lenders in connection with the exercise of remedies during the continuance of an Event of Default).

13.2Survival of Representations and Warranties.  All representations and warranties contained herein or made by or on behalf of the Loan Parties in writing in connection with the transactions contemplated herein must be true and correct in all material respects as of the Closing Date and survive the consummation of the transactions contemplated hereby for so long as a Lender (or its Assignees) holds any Loans issued under this Agreement.  Such representations and warranties are understood to speak as of the Closing Date (or such other date or dates as may be specifically referred to in the particular representation or warranty), and none of the Loan Parties has any obligation (except as otherwise specified in this Agreement) to update or revise any representation or warranty for events occurring after the Closing Date.  In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Loan Documents relating to indemnification or payment of costs and expenses survive the payment in full of the Loan and any termination of this Agreement or any other Loan Document.

13.3Notices.

(a)Each party giving notice or making any request, demand or other communication (each, a “Notice”) pursuant to this Agreement must give the Notice in writing and must use one of the following methods of delivery, each of which for purposes of this Agreement is a writing: (i) personal delivery, (ii) registered or certified mail, in each case, return receipt requested and postage prepaid; (iii) nationally recognized overnight courier, with all fees prepaid; (iv) facsimile or (v) e-mail.

(b)A Notice is effective only if the party giving or making the Notice has complied with this Section 13.3 and if the addressee has received the Notice.  A Notice is deemed received as follows:

(i)If a Notice is delivered in person, or sent by registered or certified mail, or nationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt.

(ii)If a Notice is sent by facsimile, upon receipt by the party giving or making the Notice of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number.

(iii)If a Notice is sent by e-mail, one hour after such e-mail is confirmed sent by the e-mail program used by the sender, provided that the recipient acknowledges receipt of such e-mail or the party sending such e-mail provides such Notice in another manner permissible under this subsection (b).

(iv)If the Addressee rejects or otherwise refuses to accept the Notice, or if the Notice cannot be delivered because of a change in address for which no Notice was given, then upon the rejection, refusal or inability to deliver.

(v)Despite the other clauses of this subsection (b), if any Notice is received after 5 P.M. on a Business Day where the addressee is located, or on a day that is not a Business Day where the addressee is located, then the Notice is deemed received at 9:00 A.M. on the next Business Day where the addressee is located.

(c)Each party giving a Notice shall address the Notice to the appropriate Person at the receiving party at the address listed below or to another addressee at another address designated by the party in a Notice pursuant to this section:

(i)if to Borrower or any other Loan Party:

c/o RSE Markets, Inc.

250 Lafayette Street, 2nd Floor
New York, New York 10012
Attention: Christopher Bruno, CEO
Email:  Chris@rallyrd.com

with a copy to (which shall not constitute notice)

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

220 W. 42nd Street, 17th Floor, New York, New York, 10036

Attention: Melissa Marks

Email:  mmarks@gunder.com

(ii)if to Agent:

Upper90 Capital Management, LP 114 West 26th Street, 5th Floor New York, NY 10001 Attn: Alex Urdea Email: Alex@upper90.io with a copy to:

Winston & Strawn LLP 200 Park Avenue New York, NY 10166 Attention: Kyle G Foley; Brad Vaiana Email: kfoley@winston.com; bvaiana@winston.com

(iii)if to a Lender, to such Lender’s address set forth on Appendices 13.3 or in any joinder to this Agreement executed by such Lender.

13.4No Waiver; Remedies Cumulative; Joint and Several Obligations.  No delay on the part of Agent or Lender in exercising any right, power or privilege, or in requiring the satisfaction of any covenant or condition under this Agreement, operates as a waiver or estoppel thereof, nor does any single or partial exercise of any right, power or privilege hereunder or thereunder preclude other or further exercise thereof, or the exercise of any other right, power or privilege.  A waiver made on one occasion is effective only in that instance and only for the purpose stated.  A waiver once given is not to be construed as a waiver on any future occasion or against any other person.  The rights and remedies provided in this Agreement are cumulative and are in addition to all rights or remedies which Agent or Lender may have in law or in equity or by statute or otherwise.  Without limiting the generality of the foregoing, nothing in this Agreement is to be deemed to preclude or be in lieu of any right or remedy which the Lender may have in law or in equity or by statute or otherwise against any Loan Party or any other person based upon any fraud.

13.5Confidentiality.

(a)Agent and each Lender agrees by its acceptance thereof that any non-public information concerning Holdings and its Subsidiaries which is furnished by Holdings, Borrower or any Affiliate thereof pursuant to this Agreement or any of the other Loan Documents (collectively “Confidential Information”) will be kept confidential by such Agent or Lender and used only in connection with the transactions contemplated by the Loan Documents; provided that nothing herein prevents Agent or Lender and their respective Affiliates from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case Agent and Lender agrees, to the extent practicable and not prohibited by applicable law, to inform Borrower promptly thereof prior to disclosure), (ii) upon the request or demand of any regulatory authority having jurisdiction over Agent or Lender or any of their respective Affiliates, (iii) to potential or prospective Lenders or participants, provided such potential or prospective Lenders or participants are bound by confidentiality obligations with respect to the information, (iv) to the Affiliates of Agent or Lenders, and directors, managers, officers, employees and agents, including accountants, legal counsel and other advisors of the foregoing (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential and Agent and Lender are in any event responsible for any disclosure by any such person not permitted by this Agreement), (v) in connection with the exercise of any remedies hereunder or under any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to any investor or prospective investor in Agent or Lender, provided such investor is bound by confidentiality obligations with respect to the information, or (vii) to a commercial bank or other institutional lender providing credit or financial accommodations to Agent, Lender or any of their respective Affiliates, provided such institutional lender is bound by confidentiality obligations with respect to the information.  In addition, the Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and the Commitments.  The term “Confidential Information” does not include, however, any information which (x) was publicly known or otherwise known to such Agent or Lender at the time of disclosure by the Loan Parties to such Agent or Lender, (y) subsequently becomes publicly known through no act or omission of Agent or any Lender or (z) becomes known to such Agent or Lender other than through disclosure by the Loan Parties.

(b)Tombstones.  Each Loan Party consents to the publication by the Agent or any Lender of any press releases, tombstones, advertising or other promotional materials (including via any electronic transmission) relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark.

(c)Press Release and Related Matters.  No Loan Party shall, and no Loan Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Loan Party) using the name, logo or otherwise referring to the Agent, any Lender or of any of its Affiliates, the Loan Documents or any transaction contemplated herein or therein to which the

Agent, such Lender or any of its Affiliates is party without the prior written consent of the Agent, such Lender or such Affiliate except to the extent required to do so under applicable requirements of law and then, only after consulting with the Agent or such Lender, as applicable.

13.6Amendments and Waivers.  This Agreement may not be changed or amended orally, and no waiver hereunder may be oral.  This Agreement may only be amended by a written agreement that identifies itself as an amendment to this Agreement which is signed by Borrower, Agent, and such Lenders (if any) as may be required by the terms of Sections 11.8 or 11.9, as applicable.  To be effective, a waiver under this Agreement must be in a writing executed by Agent.

13.7Divisibility and Replacement of the Note.  Any instrument representing the Loan may be divided into multiple notes or certificates in such denominations as the Lender may request upon surrender of such instrument at the principal office of Borrower.  In case any instrument evidencing the Loan issued to the Lender hereunder is mutilated, lost, stolen, or destroyed, Borrower will issue and deliver in exchange and substitution for, and upon cancellation of the mutilated instrument or in lieu of and substitution for the instrument lost, stolen or destroyed, a new note or other document of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to Borrower of such loss, theft or destruction; the affidavit of the holder, without bond but with promise of indemnity, is satisfactory.

13.8Publicity.  Notwithstanding any other provision contained herein and subject to Borrower’s prior written consent (to be exercised in its sole discretion), each Lender has the right from time to time to issue press releases or other public statements, in form and substance reasonably acceptable to Borrower, with respect to the transactions contemplated by this Agreement.

13.9Integration.  This Agreement, the appendices and exhibits annexed hereto and documents, schedules and certificates referred to herein contain the entire agreement among Borrower and the Lender with respect to the transactions contemplated herein; and none of the parties is bound by nor is deemed to have made any representations and/or warranties except those contained herein and therein.

13.10Severability.  If any provision of this Agreement is held for any reason to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement nevertheless remains in full force and effect in such jurisdiction.

13.11Time of Essence.  The parties have specifically reviewed and agreed to the time limits set forth in this Agreement, including, without limitation, the time limits set forth in Sections 3.4, 6.4, 6.7, 8.1(a), 8.1(c), 8.1(d), 8.1(h), and 13.3 and the parties agree that such time limits are of the essence of this Agreement and are to be enforced in accordance with the terms set forth in this Agreement.

13.12Headings; Counterparts.  The headings in this Agreement are intended solely for convenience of reference and are to be given no effect in the construction or interpretation of this Agreement.  This Agreement may be executed in one or more counterparts, each of which constitutes an original, but all of which when taken together constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or e-mail transmission of a portable document file (also known as a PDF file) is as effective as delivery of an original executed counterpart of this Agreement.

13.13Governing Law; Waivers; Personal Jurisdiction.

(a)GOVERNING LAW.  THIS AGREEMENT, THE NOTES, THE LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO ARE CONTRACTS UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES ARE GOVERNED BY AND WILL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b)WAIVERS.  EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED ABOVE, AND SERVICE SO MADE IS TO BE DEEMED TO BE COMPLETED FOUR BUSINESS DAYS AFTER THE SAME HAS BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID.  EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL, ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE IN CONNECTION WITH ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THIS AGREEMENT, THE NOTES, THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)EXCLUSIVE JURISDICTION.  EXCEPT AS PROVIDED IN SUBSECTION (d) HEREOF, THE AGENT, LENDERS AND EACH LOAN PARTY AGREE THAT ALL DISPUTES AMONG OR BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG OR BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE NOTES OR THE OTHER LOAN DOCUMENTS AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, WILL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN NEW CASTLE COUNTY, DELAWARE AND EACH LOAN PARTY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID COUNTY AND SAID STATE.  THE AGENT, LENDERS AND EACH LOAN PARTY ACKNOWLEDGES, HOWEVER, THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW CASTLE COUNTY, DELAWARE.  EACH LOAN PARTY WAIVES IN ALL DISPUTES ANY OBJECTION THAT THEY MAY HAVE TO THE

LOCATION OF THE COURT CONSIDERING THE DISPUTE.  NOTHING IN THIS SECTION AFFECTS THE RIGHT OF THE LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

(d)OTHER JURISDICTIONS.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH LOAN PARTY AGREES THAT THE AGENT HAS THE RIGHT TO PROCEED AGAINST IT IN A COURT IN ANY LOCATION TO ENABLE THE LENDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE AGENT.  EACH LOAN PARTY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SECTION.

13.14Indemnification.  In addition to all of the Loan Parties’ other obligations under this Agreement, each Loan Party agrees to defend, protect, indemnify and hold harmless Agent, the Lender, its Assignees and Participants, and all of their respective officers, directors, partners, employees, consultants and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in this Agreement) (collectively, the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, costs and expenses (including, without limitation, reasonable documented attorneys’ and paralegals’ fees, costs and expenses) (collectively, “Losses”) incurred by such Indemnitees as a result of or arising from or relating to any suit, investigation, action or proceeding by any person, either threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, regardless of whether the Indemnitee seeking indemnification is a party to the action or proceeding for which indemnification is sought, including, without limitation, any federal or state securities or labor laws, or under any environmental and safety requirements or common law principles arising from or in connection with any of the following:  (i) the negotiation, preparation, execution or performance of the documents, agreements, certificates or instruments executed or delivered in connection with the Loan, (ii) the Lender’s furnishing of funds to Borrower under this Agreement, any Notes or any other Loan Document or (iii) any matter relating to the financing transactions contemplated by this Agreement or any other Loan Document (including, without limitation, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Loan) (collectively, “Indemnified Matters”); provided, however, Borrower shall not be obligated to indemnify an Indemnitee to the extent that the Losses resulted from the willful misconduct or gross negligence of such Indemnitee.  In no event shall Agent or the Lender be liable to Borrower or any of its affiliates for indirect, special, consequential or punitive damages.  To the extent that this undertaking to indemnify, pay and hold harmless set forth in this section may be unenforceable for any reason, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by Indemnitees.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

BORROWER:

RALLY HOLDINGS LLC

By: /s/ George Leimer

Name: George Leimer

Title:    Manager

HOLDINGS:

RSE MARKETS, INC. (d/b/a Rally Rd.)

By: /s/ George Leimer

Name: George Leimer

Title:   Chief Executive Officer

[Signature Page to Credit and Guaranty Agreement]

AGENT:

UPPER90 CAPITAL MANAGEMENT, LP

By: /s/ Alex Urdea

Name: Alex Urdea

Title:   Chief Investment Officer

LENDERS:

UPPER90 FUND, LP

By: /s/ Alex Urdea

Name: Alex Urdea

Title:   Chief Investment Officer

UPPER90 FUND II, LP

By: /s/ Alex Urdea

Name: Alex Urdea

Title:   Chief Investment Officer

[Signature Page to Credit and Guaranty Agreement]

Schedule I-1

Internal Underwriting Policies

All assets on Rally Rd. are considered to be investment grade, and therefore must adhere to only the highest standards of authenticity quality, history and cosmetic condition (and in the case of classic cars mechanical condition).

COLLECTOR CAR UNDERWRITING STANDARDS

1) Key Factors We Consider:

a) In the case where a vehicle model has VIN stamped or numbers matching engines,

transmissions, and/or other drivetrain components, the original components must be in the vehicle.

i) In models where vehicles did not have serialized engine numbers that can be matched to the chassis, casting numbers and an expert opinion must be provided to verify that engine is original to car.

ii) In the case where a vehicle model has VIN stamped or numbers matching body panels, the original components must be on the vehicle.

b) We place a high premium on limited production vehicles. Vehicles with total production over 2,000 units will be considered based on exceptional mileage, originality or history.

c) If a vehicle is represented as restored there must be documentation (either photographs or invoices) supporting that fact.

d) Vehicles must be in their original factory delivered colors. Vehicles not painted or upholstered in their original colors, but rather painted or upholstered in a period factory available color, may be considered on a case-by-case basis.

e) Vehicle history must be documented from new without gaps larger than 20% of the vehicles age. E.g. a 60-year old vehicle cannot have gaps in history larger than 12 years.

i)The "Ownership Ratio" = (Current Year - Vehicle Model Year) / Number of Owners must be > 4.5, otherwise may be considered on a case-by-case basis.

ii) An affidavit from a previous private owner may be accepted on case-by-case basis for single owner vehicles with gaps in history or vehicles with undocumented celebrity provenance.

2) Immediately Disqualifying Factors:

a) Salvage, flood, rebuilt, assigned vin, or other similarly compromised titles, history of an accident, or prior damage to more than one body panel of the vehicle immediately disqualifies any car from the Platform.

b) Vehicles with mileage discrepancies or any period where the odometer was known to be non-functioning are immediately disqualified.

COLLECTIBLES UNDERWRITING STANDARDS

1) All collectible assets must be acquired from a "brand-name" supplier, for example:

a)Vintage watches from a business that is an authorized retailer for the manufacturer.

b) Memorabilia from a licensed auction house that has a documented history of transacting in assets of similar or greater caliber.

c) Assets acquired directly from private owners may be accepted on case-by-case basis provided provenance can be established and documented.

2) All collectible assets must be substantiated by a signed representation of authenticity from the respective supplier.

3)All collectible assets must be substantiated by an acceptable form of third-party authentication, for example:

a) Vintage watches must include "boxes and papers" from the manufacturer with matching and expert verified serial numbers.

b) Memorabilia must have been graded as authentic and recently validated by a major authentication agency, such as PSA (Professional Sports Authenticator) or SGC

(Sportscard Guarantee Corporation).

c)An affidavit from a previous private owner may be accepted on case-by-case basis.

d) In any instances when a collectible asset does not have an existing 3rd-party letter of authenticity (ex. a first edition signed Albert Einstein biography from the 1940s) an industry expert must be engaged to inspect the asset and provide a signed letter of authenticity.

Exhibit A

Form of Assignment and Assumption

Exhibit B

Form of Borrowing Base Certificate

Exhibit C

Form of Compliance Certificate

Exhibit D

Form of Funding Notice

Exhibit E

Form of Note

Exhibit F

Form of Upper90 Warrant

Exhibit G

Form of Joinder Agreement